                                                                     Exhibit 2.1


                                                                  Execution Copy



                              COMBINATION AGREEMENT
                                      AMONG
                                 AMDOCS LIMITED,
                             AMDOCS (DENMARK) APS.,
                             3026191 NOVA SCOTIA ULC
                                       AND
                          ARCHITEL SYSTEMS CORPORATION
                            Dated as of March 2, 1999

                                TABLE OF CONTENTS

                                                                                 PAGE NO.
1.    THE ARRANGEMENT........................................................        1
      1.1   The Arrangement.................................................         1
      1.2   Ancillary Agreements............................................         4
      1.3   Adjustments for Capital Changes.................................         4
      1.4   Dissenting Shares...............................................         4
      1.5   Registration of Amdocs Option Shares............................         5
      1.6   Other Effects of the Arrangement................................         5
      1.7   Management Information Circular/Proxy Statement; Registration
            Statement.......................................................         5
      1.8   Reorganization..................................................         6
      1.9   Pooling of Interests............................................         6
      1.10  Material Adverse Effect.........................................         6
      1.11  Currency........................................................         7
2.    REPRESENTATIONS AND WARRANTIES OF ARCHITEL............................         7
      2.1   Organization; Good Standing; Qualification and Power............         7
      2.2   Capital Structure...............................................         7
      2.3   Authority.......................................................         9
      2.4   Securities Regulatory Authority Reports and Financial Statements         10
      2.5   Information Supplied............................................         12
      2.6   Compliance with Applicable Laws.................................         12
      2.7   Litigation......................................................         12
      2.8   ERISA and Employee Benefits.....................................         13
      2.9   Absence of Undisclosed Liabilities..............................         16
      2.10  Absence of Certain Changes or Events............................         16
      2.11  Agreements......................................................         18
      2.12  No Defaults.....................................................         20
      2.13  Certain Agreements..............................................         20
      2.14  Taxes...........................................................         21
      2.15  Intellectual Property...........................................         22
      2.16  Products........................................................         24
      2.17  Fees and Expenses...............................................         24
      2.18  Insurance.......................................................         25
      2.19  Ownership of Property...........................................         25
      2.20  Environmental Matters...........................................         25
      2.21  Interested Party Transactions...................................         26
      2.22  Board Approval..................................................         26
      2.23  Vote Required...................................................         27
      2.24  Disclosure......................................................         27
      2.25  Options Plans...................................................         27
      2.26  Fairness and Equivalency Opinions...............................         27
      2.27  Restrictions on Business Activities.............................         27
      2.28  Pooling Matters.................................................         27
      2.29  Books and Records...............................................         28


                                      (i)

                                                                                 PAGE NO.
      2.30  Customers.......................................................         28
      2.31  Year 2000 Problem...............................................         28
3.    REPRESENTATIONS AND WARRANTIES OF AMDOCS, AMDOCS PARENTCO AND AMDOCS
HOLDCO......................................................................         28
      3.1   Organization; Good Standing; Qualification and Power............         29
      3.2   Capital Structure...............................................         29
      3.3   Authority.......................................................         30
      3.4   SEC Documents and Financial Statements..........................         31
      3.5   Information Supplied............................................         32
      3.6   Compliance with Applicable Laws.................................         32
      3.7   Litigation......................................................         33
      3.8   ERISA and Employee Benefits.....................................         33
      3.9   Absence of Undisclosed Liabilities..............................         35
      3.10  Absence of Certain Changes or Events............................         35
      3.11  No Defaults.....................................................         36
      3.12  Taxes...........................................................         36
      3.13  Intellectual Property...........................................         37
      3.14  Fees and Expenses...............................................         38
      3.15  Insurance.......................................................         38
      3.16  Ownership of Property...........................................         38
      3.17  Environmental Matters...........................................         39
      3.18  Board Approval..................................................         39
      3.19  Disclosure......................................................         39
      3.20  Restrictions on Business Activities.............................         40
      3.21  Pooling Matters.................................................         40
      3.22  Books and Records...............................................         40
      3.23  Year 2000 Problem...............................................         40
4. ARCHITEL COVENANTS.......................................................         41
      4.1   Advice of Changes...............................................         41
      4.2   Maintenance of Business.........................................         41
      4.3   Conduct of Business.............................................         41
      4.4   Shareholder Approval............................................         44
      4.5   Architel Affiliate Agreements...................................         44
      4.6   Proxy Statement.................................................         44
      4.7   Regulatory Approvals............................................         45
      4.8   Necessary Consents..............................................         45
      4.9   Access to Information...........................................         45
      4.10  Satisfaction of Conditions Precedent............................         45
      4.11  No Other Negotiations...........................................         46
      4.12  Pooling Letter..................................................         47
      4.13  Pooling Accounting Treatment....................................         47
5. AMDOCS COVENANTS.........................................................         48
      5.1   Advice of Changes...............................................         48
      5.2   Maintenance of Business.........................................         48
      5.3   Conduct of Business.............................................         48


                                      (ii)

                                                                                 PAGE NO.
      5.4   Amdocs Affiliate Agreements.....................................         48
      5.5   Regulatory Approvals............................................         49
      5.6   Necessary Consents..............................................         49
      5.7   Satisfaction of Conditions Precedent............................         49
      5.8   Indemnification.................................................         49
      5.9   Listing.........................................................         50
      5.10  Pooling Letter..................................................         50
      5.11  Pooling Accounting Treatment....................................         50
      5.12  Employment and Employee Benefits After the Closing..............         50
      5.13  Directors.......................................................         50
      5.14  Issuance of Amdocs Ordinary Shares..............................         51
      5.15  Certain Tax Filings.............................................         51
      5.16  Combined Financial Results......................................         51
6. CLOSING MATTERS..........................................................         51
      6.1   The Closing.....................................................         51
      6.2   Ancillary Documents/Reservation of Shares.......................         51
      6.3   Exchange of Options.............................................         52
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHITEL..........................         52
      7.1   Accuracy of Representations and Warranties......................         52
      7.2   Covenants.......................................................         52
      7.3   Absence of Material Adverse Change..............................         53
      7.4   Compliance with Law.............................................         53
      7.5   Government Consents.............................................         53
      7.6   SEC Filings.....................................................         53
      7.7   Opinion of Amdocs's Counsel.....................................         53
      7.8   Documents.......................................................         53
      7.9   Shareholder Approval............................................         54
      7.10  No Legal Action.................................................         54
      7.11  Court Approval..................................................         54
      7.12  OSC, Etc........................................................         54
      7.13  Tax Opinion.....................................................         54
      7.14  Pooling Opinion.................................................         55
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF AMDOCS, AMDOCS PARENTCO AND AMDOCS
HOLDCO......................................................................         55
      8.1   Accuracy of Representations and Warranties......................         55
      8.2   Covenants.......................................................         55
      8.3   Absence of Material Adverse Change..............................         55
      8.4   Compliance with Law.............................................         55
      8.5   Government Consents.............................................         56
      8.6   SEC Filings.....................................................         56
      8.7   Opinion of Architel's Counsel...................................         56
      8.8   Documents.......................................................         56
      8.9   Architel Approvals..............................................         56
      8.10  No Legal Action.................................................         56
      8.11  Pooling Opinion.................................................         57


                                     (iii)

                                                                                 PAGE NO.
      8.12  Court Approval..................................................         57
      8.13  OSC, Etc........................................................         57
9. TERMINATION OF AGREEMENT.................................................         57
      9.1   Termination.....................................................         57
      9.2   Notice of Termination...........................................         59
      9.3   Effect of Termination...........................................         59
      9.4   Termination Fees................................................         59
10. SURVIVAL OF REPRESENTATIONS.............................................         60
11. MISCELLANEOUS...........................................................         61
      11.1  Governing Law...................................................         61
      11.2  Assignment; Binding Upon Successors and Assigns.................         61
      11.3  Severability....................................................         61
      11.4  Counterparts....................................................         61
      11.5  Other Remedies..................................................         61
      11.6  Amendment and Waivers...........................................         61
      11.7  Expenses........................................................         62
      11.8  Attorneys' Fees.................................................         62
      11.9  Notices.........................................................         62
      11.10 Construction of Agreement.......................................         64
      11.11 No Joint Venture................................................         64
      11.12 Further Assurances..............................................         64
      11.13 Absence of Third Party Beneficiary Rights.......................         64
      11.14 Public Announcement.............................................         65
      11.15 Entire Agreement................................................         65


                                      (iv)

                                    EXHIBITS

Exhibit 1.1       Plan of Arrangement
Exhibit 1.1(i)    Amdocs Special Voting Share
Exhibit 1.2(i)    Voting and Exchange Trust Agreement
Exhibit 1.2(ii)   Support Agreement
Exhibit 2.9       Architel Balance Sheet
Exhibit 3.9       Amdocs Balance Sheet
Exhibit 4.4       Option Agreements
Exhibit 4.5       Architel Affiliate Agreement
Exhibit 5.4       Amdocs Affiliate Agreements


As required by Rule 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

                              COMBINATION AGREEMENT




      COMBINATION AGREEMENT dated as of March 2, 1999, among Amdocs Limited, a Guernsey corporation ("Amdocs"), Amdocs (Denmark) ApS., a Danish corporation ("Amdocs Parentco"), 3026191 Nova Scotia ULC, a Nova Scotia unlimited liability company ("Amdocs Holdco"), and Architel Systems
Corporation, a Canadian corporation ("Architel").



                                    RECITALS


A. The respective Boards of Directors of Architel, Amdocs, Amdocs Parentco and Amdocs Holdco have approved the transactions contemplated by this Agreement, and the Board of Directors of Architel has agreed to submit the Plan of Arrangement (as defined in Section 1.1) and other transactions contemplated hereby to its shareholders for approval.

B. The Arrangement is intended to be treated as (i) a reorganization of capital for purposes of section 86 of the Income Tax Act (Canada) (the "ITA"), to the extent that Exchangeable Shares (as defined below) are received in exchange for Architel Common Shares (as defined below), (ii) a reorganization pursuant to the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board ("APB 16") and applicable rules and regulations of the Securities and Exchange Commission ("SEC").

C. The parties hereto acknowledge the execution and delivery of that certain Share Option Agreement dated of even date herewith (the "Amdocs Option Agreement"), between Architel and Amdocs Parentco concurrently with the execution and delivery of this Agreement;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    THE ARRANGEMENT

1.1   The Arrangement.

      As promptly as practicable after the execution of this Agreement (the "Court Application Date"), Architel will apply to the Ontario Court of Justice (General Division) (the "Court") pursuant to section 192 of the Canada Business Corporations Act (the "CBCA") for an interim order in form and substance satisfactory to Amdocs (such approval not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of the Architel Shareholders Meeting (as defined below), to be held for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under section 192 of the CBCA and pursuant to the Agreement and Plan of Arrangement substantially in the form of Exhibit 1.1 hereto (the "Plan of Arrangement"). No later than two business days prior to the Court Application Date, Architel will provide Amdocs with copies of the application and other documents to be filed with the Court in connection with obtaining the Interim Order, which application and other documents shall be in form and substance satisfactory to Amdocs (such approval not to be unreasonably withheld or delayed). If the Architel shareholders approve the Arrangement, thereafter Architel will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement, the following reorganization of capital and other transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

      (a) The articles of incorporation of Architel shall be amended to: (i) delete the preferred shares from the authorized share capital, (ii) replace the rights, privileges, restrictions and conditions attaching to the common shares of Architel (the "Architel Common Shares") with those substantially as set forth in Appendix A to the Plan of Arrangement and (iii) authorize an unlimited number of exchangeable shares (the "Exchangeable Shares") and one Class A Preferred Share (the "Class A Preferred Share") of Architel having the respective rights, privileges, restrictions and conditions substantially as set forth in Appendix A to the Plan of Arrangement.

      (b) Architel shall issue to Amdocs Holdco one Class A Preferred Share in consideration of the transfer by Amdocs Holdco to Architel of one common share, no par value, of Amdocs Holdco. The stated capital of the Class A Preferred Share shall be equal to the fair market value, as determined by the board of directors of Architel, of one Amdocs Ordinary Share (as defined below). No certificate shall be issued in respect of the Class A Preferred Share.

      (c) Each of the Architel Common Shares (other than, for greater certainty, the Architel Common Share subscribed for by Amdocs Holdco pursuant to subsection (f) below and the Architel Common Shares held by Dissenting Shareholders (as hereinafter defined)) will be exchanged for a number of Exchangeable Shares (the "Exchange Ratio") at an exchange ratio equal to 0.95 of an Exchangeable Share per Architel Common Share. Each holder of Architel Common Shares (other than, for greater certainty, Amdocs Holdco and Dissenting Shareholders) will receive that whole number of Exchangeable Shares resulting from the exchange of such holder's Architel Common Shares. In lieu of fractional Exchangeable Shares, each holder of a Architel Common Share who otherwise would be entitled to receive a fraction of an Exchangeable Share shall be paid by Architel an amount determined in accordance with the Plan of Arrangement.

      (d) Upon the exchange referred to in paragraph (c) above, each holder of a Architel Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Architel Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph (c) and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly.

      (e) The aggregate stated capital attributable to the Exchangeable Shares will be equal to the aggregate stated capital attributable to the Architel Common Shares immediately prior to the Arrangement.

      (f) The one outstanding Class A Preferred Share will be exchanged for one Architel Common Share and the holder thereof shall cease to be a holder of the Class A Preferred Share, shall have its name removed from the register of holders of Class A Preferred Shares and shall become a holder of the one fully paid and non-assessable Architel Common Share to which it is entitled as a result of the exchange referred to in this paragraph (f) and such holder's name shall be added to the register of holders of Architel Common Shares accordingly.

      (g) The stated capital attributable to the one Architel Common Share shall be equal to the stated capital attributable to the one Class A Preferred Share prior to the Arrangement.

      (h) Each of the then outstanding options to purchase Architel Common Shares (collectively, the "Architel Options") (including all outstanding options granted under Architel's 1994 Flexible Share Incentive Plan, the 1996 Stock Option Plan, Accugraph Corporation 1992 Directors and Officers Stock Option Plan, Accugraph Corporation Key Employee Stock Option Plan and Accugraph Corporation 1996 Stock Option Plan (the "Architel Option Plans")) will, without any further action on the part of any holder thereof, be exchanged for an option (collectively, the "Amdocs Options") to purchase that number of ordinary voting shares, par value (pound sterling) 0.01 per share, of Amdocs (collectively, "Amdocs Ordinary Shares") determined by multiplying the number of Architel Common Shares subject to such Architel Option at the Effective Time by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per Amdocs Ordinary Share equal to the the exercise price per Architel Common Share of such Architel Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Except as provided above, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Architel Options will otherwise continue with respect to the Amdocs Options. Continuous employment with Architel or any of the Architel Subsidiaries (as hereinafter defined) will be credited to an optionee of Architel for purposes of determining the number of Amdocs Ordinary Shares subject to exercise under an exchanged Architel Option after the Effective Time.

      (i) Amdocs shall issue to and deposit with a Canadian trust company to be selected by Amdocs (the "Trustee"), a single share of a new class of preferred share capital having the rights, privileges, restrictions and conditions substantially as set forth in Exhibit 1.1(i) hereto (the "Amdocs Special Voting Share"), in consideration of the payment to Amdocs of US$1.00 to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the

            Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (as hereinafter defined).

      (j) Amdocs Holdco shall be entitled to enforce the exchange rights and call rights set out in Articles 5, 6 and 7 of the Exchangeable Share Provisions set forth in Appendix A to the Plan of Arrangement and in Sections 5.1 and 5.2 of the Plan of Arrangement and in exercising such rights Amdocs Holdco will not be required to purchase Exchangeable Shares from itself, Amdocs or Amdocs Parentco.

1.2   Ancillary Agreements.

      On or before the Effective Date:

            (i) Amdocs, Amdocs Parentco, Amdocs Holdco, Architel and the Trustee shall execute and deliver a Voting and Exchange Trust Agreement substantially in the form of Exhibit 1.2(i) hereto (the "Voting and Exchange Trust Agreement").

            (ii) Amdocs, Amdocs Parentco, Amdocs Holdco and Architel shall execute and deliver a Support Agreement substantially in the form of Exhibit 1.2(ii) hereto (the "Support Agreement").

1.3   Adjustments for Capital Changes.

      If, prior to the Effective Time, Amdocs or Architel recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of Architel Common Shares and the holders of Amdocs Ordinary Shares.

1.4   Dissenting Shares.

      Holders of Architel Common Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in section 190 of the CBCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenting Shareholders"). Architel shall give Amdocs (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by Architel, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Architel shall not, except with the prior written consent of Amdocs, voluntarily make any payment with respect to any such rights or offer to settle or settle any such rights. All payments to Dissenting Shareholders shall be the sole responsibility of Architel, and Amdocs will not directly or indirectly provide any funds for the purposes of making payments to Dissenting Shareholders. In the event that Architel does not have sufficient funds to make payments to Dissenting Shareholders, Architel will undertake to borrow the funds necessary to make such payments from sources other than Amdocs or any affiliate of Amdocs.

1.5   Registration of Amdocs Option Shares.

      Amdocs will cause the Amdocs Ordinary Shares issuable upon exercise of the assumed Architel Options to be registered on Form S-8 promulgated by the SEC as soon as reasonably practicable after the Effective Time and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such exchanged Architel Options shall remain outstanding.

1.6   Other Effects of the Arrangement.

      At the Effective Time: (a) the bylaws of Architel immediately prior to the Effective Time will continue as the bylaws of Architel, subject to later amendment; (b) the directors of Architel will be as recommended by Amdocs prior to the Effective Time and will be nominated and appointed to the Board of Directors of Architel in such a way that a Triggering Event (as defined in Architel's 1996 Stock Option Plan) or any other similar acceleration provision under any other of the Architel Option Plans does not occur; (c) the officers of Architel will be as designated by Amdocs prior to the Effective Time; (d) each Architel Common Share and each Architel Option outstanding immediately prior to the Effective Time will be exchanged as provided in Sections 1.1(c) and 1.1(h); and (e) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the CBCA.

1.7   Management Information Circular/Proxy Statement; Registration
      Statement.

      (a) As promptly as practicable after execution of this Agreement, and in any event within 45 days thereafter, Amdocs and Architel shall prepare a management information circular and proxy statement (the "Proxy Statement") in connection with the Arrangement. The Proxy Statement shall constitute (i) the management information circular of Architel with respect to the Architel Shareholders Meeting relating to the Arrangement, and (ii) the prospectus with respect to the issuance by Architel of the Exchangeable Shares in connection with the Arrangement, which prospectus may, if Amdocs's counsel or Architel's counsel determines it is required by the Securities Act of 1933, as amended (the "Securities Act"), be included in a registration statement filed by Architel on Form F-4 or such other registration Form as may be applicable (collectively, the "Form F-4"). Architel shall cause the Proxy Statement to be mailed to its shareholders as required by the Interim Order and applicable laws no later than 10 days after the Shelf (as defined below) becomes effective. Notwithstanding anything in this Agreement to the contrary, Architel shall be under no obligation to file the Form F-4 if Amdocs shall have determined on the advice of its counsel that the issuance of the Exchangeable Shares pursuant to the Arrangement is exempt from the registration requirements of section 5 of the Securities Act by virtue of section 3(a)(10) thereof. Amdocs will file a registration statement on Form S-1, F-1 or F-3 (the "Shelf") in order to register the Amdocs Ordinary Shares to be issued from time to time after the

            Effective Time upon exchange of the Exchangeable Shares and use its commercially reasonable efforts to maintain the effectiveness of such registration for such period as the Exchangeable Shares remain outstanding, and Amdocs and Architel shall use all commercially reasonable efforts to cause the Shelf to become effective.

      (b) Each party shall promptly furnish to the other party all information concerning such party and its shareholders as may be reasonably required in connection with any action contemplated by this Section
            1.7. The Proxy Statement and, if required, the Form F-4 and the Shelf shall comply in all material respects with all applicable requirements of law. Each of Amdocs and Architel will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form F-4 or the Shelf or for additional information, and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form F-4 or the Shelf. Whenever any event occurs with respect to Architel which should be set forth in an amendment or supplement to the Proxy Statement or the Form F-4 or the Shelf, Architel shall promptly inform Amdocs of such occurrence and cooperate with Amdocs in filing with the SEC or its staff, and/or mailing to stockholders of Architel, such amendment or supplement.

1.8   Reorganization.

      The parties intend to adopt the Arrangement as a plan of reorganization under Section 368(a)(1) of the Code and the parties intend to adopt the Arrangement as a reorganization of capital of Architel under Section 86 of the ITA, to the extent that the Exchangeable Shares are received in exchange for Architel Common Shares.

1.9   Pooling of Interests.

      The parties intend that the Arrangement be treated as a "pooling of interests" under APB 16 and applicable SEC rules and regulations. Promptly following the execution of this Agreement, Amdocs and Architel shall use their respective commercially reasonable efforts to obtain and deliver to each other Affiliates Agreements from their respective affiliates, as contemplated by
Section 4.5 and Section 5.4.

1.10  Material Adverse Effect.

      In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such entity or group of entities. In this Agreement, the term "Material Adverse Effect" used with respect to a party means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not include (i) any adverse effect resulting from changes in general economic conditions or conditions generally affecting the telecommunications or software industry or (ii) quarterly fluctuations in financial results so long as the fluctuations are not attributable to a change in long term prospects.

1.11  Currency.

      Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

2.    REPRESENTATIONS AND WARRANTIES OF ARCHITEL

      Except as set forth in a letter dated the date of this Agreement and delivered by Architel to Amdocs concurrently herewith (the "Architel Disclosure Letter"), Architel hereby represents and warrants to Amdocs and Amdocs Holdco that:

2.1   Organization; Good Standing; Qualification and Power.

      Each of Architel and each corporation, partnership, company, joint venture and other entity in which Architel beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof, (the "Architel Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority and is in possession of all material franchises, grant authorizations, licenses, permits, easements, covenants, certificates, approvals and orders ("Approvals") necessary to own, lease and operate its properties and to carry on its business as now being conducted and as contemplated to be conducted in the future, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Architel. Section 2.1 of the Architel Disclosure Letter sets forth a correct and complete list of the Architel Subsidiaries, together with the jurisdiction of incorporation or organization of each Architel Subsidiary, and percentage of each Architel Subsidiary's outstanding capital stock owned by Architel or another Architel Subsidiary and a correct and complete list of each jurisdiction in which Architel and each Architel Subsidiary are duly qualified and in good standing to do business. Architel has delivered to Amdocs's counsel complete and correct copies of the certificates or articles of incorporation (or similar documents) and bylaws of Architel and each Architel Subsidiary, in each case as amended to the date of this Agreement and currently in effect. Neither Architel nor any of the Architel Subsidiaries is in violation of any of the provisions of its articles of incorporation or by-laws or equivalent organizational documents. Architel is a reporting issuer under the Securities Act (Ontario) and the equivalent securities laws in all other provinces of Canada, except Quebec, and is not in default of any requirement of any securities act in Canada or the regulations thereunder.

2.2   Capital Structure.

      (a) Stock and Options. The authorized capital stock of Architel consists of an unlimited number of Architel Common Shares, without par value, and an unlimited number of Preference Shares, without par value, issuable in series (the "Architel Preferred Shares"). At the close of business on March 1, 1999, 15,173,023 Architel Common Shares were issued and outstanding. An aggregate of 2,331,016 Architel Common Shares are reserved and authorized for issuance pursuant to the Architel Option Plans in respect of which Architel Options granted pursuant to the Architel Option Plans to purchase a total of 1,862,418 Architel Common Shares were outstanding as of March 1, 1999. No Architel Preferred Shares are issued or outstanding. All issued and outstanding Architel Common Shares and all issued and outstanding shares of the capital stock of each of the Architel Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to preemptive rights, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Architel and each of the Architel Subsidiaries in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable securities laws. Except as set forth in Section 2.1 of the Architel Disclosure Letter, Architel does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, and except as disclosed in the Architel Disclosure Letter, all such equity interests are held beneficially by Architel free and clear of any lien, security interest, charge or encumbrance. With respect to each Architel Subsidiary, the Architel Disclosure Letter lists all shareholders, the number of shares held by each shareholder, the number of directors (or local law equivalent) of such Architel Subsidiary and the officers (or local law equivalent) of such Architel Subsidiary. Section 2.2(a) of the Architel Disclosure Letter sets forth a correct and complete list of each Architel Option outstanding as of the date hereof, including the name of the holder thereof, the Architel Option Plan pursuant to which such Architel Option was issued, the grant date, the number of shares covered by such Architel Option, the per share exercise price and the vesting schedule applicable to each such Architel Option.

      (b)   No Other Commitments. Except for the Architel Options disclosed in
            Section 2.2(a) above and listed in the Architel Disclosure Letter and except for the obligations of Architel under this Agreement, there are no options, warrants, calls, rights (including, without limitation, stock appreciation rights), commitments, conversion rights or agreements of any character to which Architel or any of the Architel Subsidiaries is a party or by which Architel or any of the Architel Subsidiaries is bound obligating Architel or any of the Architel Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Architel or any of the Architel Subsidiaries or securities convertible into or exchangeable for shares of capital stock of Architel or any of the Architel Subsidiaries, or obligating Architel or any of the Architel Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which Architel is a party with respect to the voting of the capital stock of Architel or any of the Architel Subsidiaries.

(c) Registration Rights. Architel is not under any obligation to register under the Securities Act or any similar laws of any jurisdiction any of its presently outstanding securities or any securities that it may subsequently issue.

2.3   Authority.

      (a) Corporate Action. Architel has all requisite corporate power and authority to enter into this Agreement, the Amdocs Option Agreement and the Arrangement (subject to its approval by the shareholders of Architel and by the Court), to perform its obligations hereunder and thereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement and the Amdocs Option Agreement. The execution and delivery of this Agreement and the Amdocs Option Agreement by Architel and the consummation by Architel of the Arrangement (subject to its approval by the shareholders of Architel and the Court) and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Architel. This Agreement and the Amdocs Option Agreement have been duly executed and delivered by Architel and this Agreement and the Amdocs Option Agreement are valid and binding obligations of Architel, enforceable in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) No Conflict. Neither the execution, delivery and performance of this Agreement, the Amdocs Option Agreement or the Plan of Arrangement by Architel, nor the consummation of the transactions contemplated hereby or thereby by Architel nor compliance with the provisions hereof or thereof by Architel will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws of Architel or the comparable governing instruments of any of the Architel Subsidiaries, (ii) result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Architel or any of the Architel Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule, license, permit or regulation applicable to Architel or any of the Architel Subsidiaries or their respective properties or assets, other than any such breaches, violations, defaults, rights, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Architel, or (iii) except for the requirement that the Arrangement be approved by the holders of at least two-thirds (or such other proportion as may be set out in the Interim Order or required by applicable securities and stock exchange rules) of the outstanding Architel Common Shares who are permitted to, and who, vote in accordance with the CBCA at the Architel Shareholders Meeting, require any vote of the holders of the issued and outstanding Architel Common Shares.

      (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, regulatory body or commission or other governmental authority or instrumentality, whether federal, state or local and whether domestic or foreign (each a "Governmental Entity"), is required to be obtained by Architel or any of the Architel Subsidiaries in connection with the execution and delivery of this Agreement, the Amdocs Option Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Ontario Securities Commission ("OSC"), all other Canadian provincial or territorial securities regulatory authorities having jurisdiction and the Court, and the SEC on Form 6-K, and the mailing to shareholders of Architel of the Proxy Statement relating to the meeting of the shareholders of Architel (the "Architel Shareholders Meeting") to be held with respect to the approval by Architel's shareholders of this Agreement and the Arrangement, (ii) the filing of the Form F-4 or the Shelf or the furnishing to the SEC of such reports and information under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the "SEC Filings"); (iii) approval of the Court to the Arrangement and the filings of the Articles of Arrangement and any other required amalgamation, arrangement or other documents as required by the CBCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes and regulations (collectively, "State Takeover Laws"); (v) such filings, authorizations, orders and approvals as may be required under the Securities Act (Ontario) and other relevant Canadian securities statutes, any other applicable federal, provincial or state securities laws and the rules of the National Association of Securities Dealers, Inc. (the "NASD") or The Toronto Stock Exchange (the "TSE"); (vi) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");
            (vii) required notices, filings and consents under the Investment Canada Act and under the Competition Act (Canada), where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Architel from performing its obligations under this Agreement or the Amdocs Option Agreement and would not reasonably be expected to have a Material Adverse Effect on Architel.

2.4   Securities Regulatory Authority Reports and Financial Statements.

      (a) Canadian Compliance. Since September 30, 1995, Architel has filed all forms, reports and documents with the OSC required to be filed by it pursuant to the Securities Act (Ontario) and the regulations promulgated thereunder, the comparable statutes and regulations of all other Canadian provincial securities regulatory authorities having jurisdiction and the applicable policies and rules of the OSC and all other Canadian provincial securities regulatory authorities having jurisdiction (collectively, the "Architel Reports"), all of which complied when filed in all material respects with all applicable requirements of such statute, regulations, policies and rules. None of the Architel Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Prior to the Closing Date, Architel will deliver to Amdocs's outside counsel correct and complete copies of each Architel Report.

      (b) SEC Documents. Architel has delivered to Amdocs's counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement (other than preliminary material) filed by Architel with the SEC on or after January 1, 1996 (the "Architel SEC Documents"), which are all the documents that Architel was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Architel SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Architel SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Architel has filed all material documents and agreements which were required to be filed as exhibits to the Architel SEC Documents.

      (c) Financial Statements. The consolidated balance sheets and the consolidated statements of operations, retained earnings and changes in financial position (including the related notes thereto) of Architel contained in the Architel Reports and the Architel SEC Documents present fairly the consolidated financial position and the consolidated results of operations and changes in financial position of Architel and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles ("Canadian GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject in the case of quarterly financial statements to normal and recurring year-end audit adjustments. Note 14 to Architel's audited financial statements bearing an audit opinion dated November 9, 1998 (January 22, 1999 for Note 14(j)) fairly describes the principal differences between Canadian GAAP and United States generally accepted accounting principles ("US GAAP") as they apply to Architel and reconcile to US GAAP net income and shareholders equity for the periods and as of the dates therein indicated. The financial statements of Architel included in the Architel SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

2.5   Information Supplied.

      None of the information supplied or to be supplied by Architel for inclusion or incorporation by reference (a) in the Proxy Statement (and, if filed, the Form F-4 and Shelf) and (b) in any other document to be filed with the SEC or any regulatory agency by Architel or Amdocs in connection with the transactions contemplated by this Agreement will, at the time the Proxy Statement is mailed to the shareholders of Architel and at the time of the Architel Shareholders Meeting (and, if filed, at the time the Form F-4 or Shelf is declared effective, at the Effective Time and on the date of any post-effective amendment thereto), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the CBCA and applicable Canadian securities laws and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to Architel or any of its affiliates, officers or directors should be discovered by Architel that should be set forth in an amendment to the Form F-4 or Shelf or a supplement to the Proxy Statement, Architel shall promptly inform Amdocs and shall coordinate with Amdocs in effecting the filing of such amendment or supplement as promptly as practicable.

2.6   Compliance with Applicable Laws.

      Except as disclosed in Section 2.6 of the Architel Disclosure Letter, the businesses of Architel and the Architel Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on Architel. Except as disclosed in Section 2.6 of the Architel Disclosure Letter, Architel has not been notified by any Governmental Entity that any investigation or review with respect to Architel or any of the Architel Subsidiaries is pending or threatened, nor has any Governmental Entity notified Architel of its intention to conduct the same. Architel and the Architel Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, and are in material compliance with all such permits, licenses and franchises, except for those whose absence would not have a Material Adverse Effect on Architel.

2.7   Litigation.

      Except as disclosed in Section 2.7 of the Architel Disclosure Letter, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of Architel, threatened against Architel or any of the Architel Subsidiaries or any of their respective officers in their capacity as such that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Architel; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Architel or any of the Architel Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Architel. Architel has made available to Amdocs correct and complete copies of all audit response letters prepared by its counsel for Architel's auditors in connection with the last two completed audits of Architel's financial statements and any such correspondence since the date of the last such audit.

2.8   ERISA and Employee Benefits.

      (a) Prior to the Closing Date, Architel shall deliver to Amdocs a schedule setting forth a list of all employees of Architel and of any Architel Subsidiary ("Employees") and their salaries (and the date and amount of their most recent salary increase) and other benefits and identifies those employees considered key employees by Architel or any Architel Subsidiary. Section 2.8 of the Architel Disclosure Letter identifies (i) each "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether ERISA is applicable thereto, and (ii) all other Architel Benefit Arrangements (as defined below) (including those sponsored by the federal or any provincial government of Canada), and all other material written or formal plans or agreements, if any, which currently provides compensation or benefits to any Employee or former employee of Architel or any of the Architel Subsidiaries (including any employment agreements entered into between Architel or any of the Architel Subsidiaries and any Employee and workers' compensation, unemployment compensation and other government-mandated programs) and which is currently or previously was maintained, contributed to or entered into by Architel or any of the Architel Subsidiaries under which Architel or any of the Architel Subsidiaries or any ERISA Affiliate (as defined below) thereof has any present obligation or liability (collectively, the "Architel Employee Plans"). For purposes of this Section 2.8, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in section 414(b) of the Code, (B) a group of entities under "common control," as defined in section 414(c) of the Code, or (C) an "affiliated service group," as defined in section 414(m) of the Code, or treasury regulations promulgated under section 414(o) of the Code, any of which includes Architel or any of the Architel Subsidiaries. Copies of all Architel Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and any summary plan descriptions shall have been delivered to Amdocs or its counsel prior to Closing (as defined in Section 6.1), together with the three most recent annual reports (Form 5500, including, if applicable, schedule B thereto) prepared in connection with any such Architel Employee Plan. All Architel Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in section 3(2) of ERISA (collectively, the "Architel Pension Plans"), are identified as such in the Section 2.8 of the Architel Disclosure Letter. All contributions due from Architel or any of the Architel Subsidiaries through the Effective Time with respect to any of the Architel Employee Plans has been or will be timely made as required under ERISA or any other applicable legislation or have been accrued on Architel's or any such Architel Subsidiary's financial statements as of December 31, 1998. Except as set forth in Section 2.8(a) of the Architel Disclosure Letter, each Architel Employee Plan is in compliance in all material respects with, and has been maintained in material compliance with its terms and with the requirements prescribed by, any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Architel Employee Plans. Each Architel Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

      (b) No Architel Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in section 3(37) of ERISA. No Architel Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in section 406 of ERISA or section 4975 of the Code, has occurred with respect to any Architel Employee Plan which is covered by Title I of ERISA which would result in a material liability to Architel and the Architel Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Architel Employee Plan has or will make Architel or any officer or director of Architel subject to any material liability under Title I of ERISA or liable for any material Tax (as defined in Section 2.14) or penalty pursuant to sections 4972, 4975, 4976 or 4979 of the Code or section 502 of ERISA.

      (c)   Any Architel Pension Plan which is intended to be qualified under section 401(a) of the Code (a "Architel 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to section 501(a) of the Code. Architel has delivered or prior to the Closing Date will deliver to Amdocs or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Architel 401(a) Plan.

      (d) Except for those Architel Benefit Arrangements (as defined below) regarding severance benefits or employment termination which exist under the employment laws, regulations or judicial decisions relating to employers in Canada and other jurisdictions in which Architel or any Architel Subsidiary has employees ("Employer Laws"), the Architel Disclosure Letter identifies each employment, consulting, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Architel Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Architel or any of the Architel Subsidiaries and (C) covers any Employee or former employee of Architel or any of the Architel Subsidiaries. Such contracts, plans and arrangements as are described in this Section 2.8(d) are herein referred to collectively as the "Architel Benefit Arrangements." Each Architel Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Architel Benefit Arrangement. Architel has delivered to Amdocs or its counsel a complete and correct copy or description of each Architel Benefit Arrangement. None of the Architel Benefits Arrangements or Architel Employee Plans promises or provides retiree medical or retiree insurance benefits to any current or former employee, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

      (e) Except as set forth in Section 2.8(e) of the Architel Disclosure Letter, there has been no amendment to, written interpretation or announcement by Architel or any of the Architel Subsidiaries relating to, or change in employee participation or coverage under, any Architel Employee Plan or Architel Benefit Arrangement that would increase materially the expense of maintaining such Architel Employee Plan or Architel Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 1998.

      (f) Architel has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date (as defined in Section 6.1), and no material Tax payable on account of section 4980B of the Code has been incurred with respect to any Employee or former employees (or their beneficiaries) of Architel or any of the Architel Subsidiaries.

      (g) No benefit payable or which may become payable by Architel or any of the Architel Subsidiaries pursuant to any Architel Employee Plan or any Architel Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under section 4999 of the Code or which would not be deductible by reason of section 280G of the Code.

      (h) Architel and each Architel Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

      (i) Neither Architel nor any Architel Subsidiary is a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of Architel or any Architel Subsidiary and no union certification process has been proposed or threatened.

      (j) Architel and each Architel Subsidiary believes it has good labor relations and there are no complaints, grievances (other than routine individual grievances) or arbitrations, employment-related litigation, administrative proceedings or controversies either pending, or to the best knowledge of Architel, threatened, involving any current or former employee of Architel or any of the Architel Subsidiaries; nothing has come to Architel's attention as a result of the negotiation or entering into of this Agreement that would lead Architel to believe that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on Architel in respect of its labor relations; and neither Architel nor any Architel Subsidiary has any knowledge that any of its or their key employees intends to leave its or their employ.

      (k) Except as set forth in Section 2.8 of the Architel Disclosure Letter, neither Architel or any of its Subsidiaries has an employment contract or material consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), except as such termination rights are limited under Employer Laws. All Employees and all officers and consultants of Architel and the Architel Subsidiaries having access to proprietary information of Architel have executed and delivered to Architel an agreement regarding the protection of such proprietary information and the assignment of inventions to Architel and a non-competition agreement; copies of the forms of all such agreements have been delivered or made available to Amdocs's counsel.

2.9   Absence of Undisclosed Liabilities.

      At December 31, 1998 (the "Architel Balance Sheet Date"), (i) neither Architel nor any of the Architel Subsidiaries had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) that were material to Architel and the Architel Subsidiaries, taken as a whole, and were not provided for in the consolidated balance sheet of Architel at the Architel Balance Sheet Date, a copy of which is attached hereto as Exhibit 2.9 (the "Architel Balance Sheet"); and (ii) all reserves established by Architel and set forth in the Architel Balance Sheet were reasonably adequate.

2.10  Absence of Certain Changes or Events.

      Except as disclosed in the Architel Reports and the Architel SEC Documents filed prior to the date of this Agreement, since the Architel Balance Sheet Date, Architel and the Architel Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not occurred:

      (a) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Architel and the Architel Subsidiaries that could reasonably be expected to have a Material Adverse Effect on Architel;

      (b) any amendments or changes in the articles of incorporation or bylaws of Architel;

      (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Architel;

      (d) any redemption, repurchase or other acquisition of Architel Common Shares by Architel (other than the repurchase of unvested shares at cost pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Architel Common Shares;

      (e) any material increase in or material modification of the compensation or benefits payable or to become payable by Architel to any of its directors or employees, except in the ordinary course of business consistent with past practice;

      (f) any material increase in or material modification of any bonus, pension, insurance or Architel Employee Plan or Architel Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than in the ordinary course of business consistent with past practice;

      (g) any change by Architel in its accounting methods, principles or practices;

      (h) any writing down or writing off of the value of any assets other than in the ordinary course of business;

      (i) any acquisition or sale of a material amount of property or assets of Architel, other than in the ordinary course of business consistent with past practice;

      (j)   any alteration in any term of any outstanding security of Architel;

      (k) (A) other than in the ordinary course of business consistent with past practice or other nonmaterial amounts, any incurrence, assumption or guarantee by Architel of any debt for borrowed money;
            (B) any issuance or sale of any securities convertible into or exchangeable for debt securities of Architel; or (C) any issuance or sale of options or other rights to acquire from Architel, directly or indirectly, debt securities of Architel or any securities convertible into or exchangeable for any such debt securities;

      (l) other than in the ordinary course of business consistent with past practice or other nonmaterial amounts, any creation or assumption by Architel of any lien, security interest, charge or encumbrance on any asset;

      (m) any making of any loan, advance or capital contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of Architel, (ii) other loans and advances in an aggregate amount which does not exceed $100,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

      (n) any entering into, amendment of, relinquishment, termination or non-renewal by Architel or any Architel Subsidiary of any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

      (o) any transfer or grant of a material right (including, without limitation, under the Architel Intellectual Property Rights (as defined in Section 2.15 below)), other than those transferred or granted in the ordinary course of business;

      (p) any agreement, arrangement or other transaction with any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of Architel or any Architel Subsidiary, other than the payment of regular salary and benefits in the ordinary course of such person's employment with Architel or any Architel Subsidiary;

      (q) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Architel or any Architel Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

      (r) any waiver or release of any material right or claim of Architel or any Architel Subsidiary; or

      (s) any agreement or arrangement made by Architel or any Architel Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed.

2.11  Agreements.

      Section 2.11 of the Architel Disclosure Letter sets forth a list of any of the following written or oral contracts, agreements and other instruments, and complete and correct copies of such written contracts, agreements and instruments have been delivered to Amdocs's counsel:

      (a)   contract with or commitment to any labor union;

      (b) continuing contract for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from Architel or any Architel Subsidiary in an amount in excess of $500,000 per annum (i) which is not terminable on 120 days' or less notice without cost or other liability at or at any time after the Effective Time or (ii) in which Architel or such Architel Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

      (c) contract providing for the development of software for, or license of software to, Architel or any Architel Subsidiary, or other Intellectual Property Rights used or incorporated in one or more of the products referred to in Section 2.16 of the Architel Disclosure Letter (other than software licensed to Architel or any Architel Subsidiary from a third party as to which Architel or such Architel Subsidiary has a fully-paid perpetual license to use and distribute as Architel or such Architel Subsidiary is currently doing without any restrictions or requirements as to how the Architel Published Product is marketed, or that is generally available to the public from such third party at a per copy license fee of less than $5,000, but including any site or corporate license and each agreement providing for either the delivery of source code or the escrow of source code for the benefit of the licensee or any original equipment manufacturer ("OEM"), distribution or other agreement that requires Architel or any Architel Subsidiary to perform any ongoing development of software including updates and error corrections);

      (d) joint venture, partnership or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $100,000 per annum with any other party;

      (e) to the extent not identified in Section 2.8 of the Architel Disclosure Letter, contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other liability (except for normal severance benefits available to employees generally as set forth in any Architel Benefit Plan and except for limitations on such termination rights as exist under applicable Employer Laws);

      (f) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

      (g) lease or other agreement under which Architel or any Architel Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $100,000 per annum;

      (h) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $100,000, other than in the ordinary course of business consistent with past practice;

      (i) agreement which restricts Architel or any Architel Subsidiary from engaging in any material aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires Architel or any Architel Subsidiary to distribute or use exclusively a third party technology or product;

      (j) agreement between or among Architel or any Architel Subsidiary regarding intercompany loans, revenue or cost sharing, ownership or license of Architel IP Rights (as defined in Section 2.15 below), intercompany royalties or dividends or similar matters;

      (k) written dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, subcontractor or other agreement for the ongoing distribution of the Architel Products (as defined in Section 2.16 below);

      (l) any other loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement which is not otherwise disclosed elsewhere in the Architel Disclosure Letter, the breach or termination of which would have a Material Adverse Effect on Architel;

      (m) Architel IP Rights Agreement (as defined in Section 2.15 below) or other material agreements relating to Architel Products other than any Architel IP Rights Agreement or other such material agreement already identified in response to Section 2.11(b) or (c) above or elsewhere in the Architel Disclosure Letter; and

      (n) any material agreement pursuant to which either the execution of this Agreement by Architel or the consummation of the transaction contemplated hereby will or may result in (i) a breach by Architel or any Architel Subsidiary of any term, provisions or condition of such agreement, or (ii) the ability of the other party thereto to terminate such agreement or materially change any of the terms, provisions or conditions thereof.

2.12  No Defaults.

      Neither Architel nor any of the Architel Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Architel or any of the Architel Subsidiaries under, any contract or agreement to which Architel or any of the Architel Subsidiaries is a party and which would, if terminated due to such default, be reasonably likely to have a Material Adverse Effect on Architel. To Architel's best knowledge, no other party to any such contract or agreement is in default thereunder, nor, to Architel's best knowledge, does there exist any event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by any such other party.

2.13  Certain Agreements.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Architel or any of the Architel Subsidiaries from Architel or any of the Architel Subsidiaries under any Architel Employee Plan, Architel Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any Architel Employee Plan or Architel Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits, including but not limited to the time of exercise of stock options.

2.14  Taxes.

      Except as set forth in Section 2.14 of the Architel Disclosure Letter, Architel and each of the Architel Subsidiaries have timely filed, or caused to be filed, all Tax Returns (as defined below) required to be filed by them (all of which returns were correct and complete in all material respects). Architel and each of the Architel Subsidiaries have paid or withheld, or caused to be paid or withheld, all Taxes (as defined below) that are due and payable, or Architel has provided adequate accruals in accordance with Canadian GAAP in its financial statements for the periods ending September 30, 1998 and December 31 1998, for any Taxes for any period up to and including those periods covered by such statements that have not been paid, whether or not shown as being due on any returns. Since the Architel Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Except for any Taxes for which Architel has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending September 30, 1998 and December 31, 1998, Architel and the Architel Subsidiaries have withheld from all payments made by them, or otherwise collected, and have remitted all amounts in respect of Taxes required to be withheld, collected or remitted by them to the applicable governmental authority within the required time periods. Except for any Taxes for which Architel has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending September 30, 1998 and December 31, 1998, neither Architel nor any of the Architel Subsidiaries has any liability for the Taxes of any other person, corporation, partnership, trust or other taxpayer. Except as set forth in Section 2.14 of the Architel Disclosure Letter, there are no audits or investigations in progress, pending or threatened by Revenue Canada, the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority (a "Taxing Authority"), against Architel, any Architel Subsidiary or any of the assets of Architel or any of the Architel Subsidiaries, and neither Architel nor any Architel Subsidiary has received any notification that any material issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Architel or any of the Architel Subsidiaries. Except for any Taxes for which Architel has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending September 30, 1998 and December 31, 1998, there are no material proposed (but unassessed) additional Taxes, none have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. Notices of Determination have neither been requested nor issued by Architel or any of the Architel Subsidiaries. No amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Architel or any of the Architel Subsidiaries for the purposes of the ITA has been owing by Architel or any of the Architel Subsidiaries, as the case may be, for longer than two years to a person not dealing at arm's length (for the purposes of the ITA) with Architel or the Architel Subsidiaries at the time the outlay or expense was incurred. Except as set forth in Section 2.14 of the Architel Disclosure Letter, there are no circumstances which exist and would result in, or which have existed and resulted in, Section 80 of the ITA applying to Architel or any of the Architel Subsidiaries. Neither Architel nor any of the Architel Subsidiaries have either directly or indirectly transferred property to or supplied services to or acquired property or services from a person, corporation, partnership, trust or other taxpayer with whom it was not dealing at arm's length (for the purposes of the ITA) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services. Architel and the Architel Subsidiaries have not entered into any advance pricing agreement with any Taxing Authority. Neither Architel nor any corporation to which Architel is related (for the purposes of the ITA) is a corporation whose principal business is (i) the lending of money to persons with whom such corporation is dealing at arm's length (for the purposes of the ITA); (ii) the purchasing of debt obligations issued to such persons; or (iii) a combination thereof. None of Architel or any of the Architel Subsidiaries (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the Code, or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which Architel or any of the Architel Subsidiaries has or could have any liabilities in respect of Taxes.

      As used in this Agreement, "Tax" and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital, corporate, gross receipts, sales, use, turnover, ad valorem, transfer, real or personal property tax, franchise, license, withholding, payroll, wage, employer health tax, employment, excise, severance, utility, compensation, social security, workers' compensation, unemployment insurance or compensation, retirement contribution, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs or excise duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group. As used in this Agreement, "Tax Returns" means all returns (including informational returns), declarations, reports, statements, claims for refund, amended returns and declarations of estimated taxes (including any attached schedules) relating to Taxes.

2.15  Intellectual Property.

      Except in each case as disclosed in the Architel Reports and the Architel SEC Documents filed prior to the date of this Agreement and subject to the matters disclosed in Section 2.7 of the Architel Disclosure Letter:

      (a) Architel and the Architel Subsidiaries own, or have the right to use, sell, distribute or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted and as proposed to be conducted by Architel as of the date hereof (such Intellectual Property Rights being hereinafter collectively referred to as the "Architel IP

            Rights") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses; Section
            2.15 of the Architel Disclosure Letter sets forth a complete and correct list of all Architel IP Rights and specifies whether each such right is owned by or licensed to Architel or a Architel Subsidiary; and, except as set forth in Section 2.15(a) of the Architel Disclosure Letter, no such license will terminate by its terms within six months after the date hereof;

      (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any assignment, conveyance or agreement governing any Architel IP Right (the "Architel IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Architel IP Right or materially impair the right of Architel and/or the Architel Subsidiaries to use, sell or license any Architel IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on Architel);

      (c) there are no royalties, honoraria, fees or other payments in excess of $100,000 payable by Architel or any of the Architel Subsidiaries to any person by reason of the publication or distribution of the Architel Published Products (as defined in Section 2.16 below) other than as set forth in the Architel IP Rights Agreements listed in the Architel Disclosure Letter;

      (d) neither the manufacture, marketing, license, sale or lawful use of any product currently licensed or sold by Architel or any of the Architel Subsidiaries or currently under development by Architel or any of the Architel Subsidiaries violates any license or agreement between Architel or any of the Architel Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of Architel, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Architel IP Right nor, to the best knowledge of Architel, is there any basis for any such claim, nor has Architel received any notice asserting that any Architel IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Architel, is there any basis for any such assertion, except to the extent that such violation(s), or notice or basis therefor, have not had and could not reasonably be expected to have a Material Adverse Effect on Architel; and

      (e) Architel has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Architel IP Rights. All officers, employees involved in the development of products or product documentation and consultants of Architel or any of the Architel Subsidiaries have executed and delivered to Architel or the Architel Subsidiary an agreement regarding the protection of proprietary information and the assignment to Architel or the Architel Subsidiary of all Intellectual Property Rights arising from the services performed for Architel or the Architel Subsidiary by such persons; and copies of the forms of all such agreements have been delivered to Amdocs's counsel. No current or prior officers, employees or consultants of Architel claim an ownership interest in any Architel IP Rights as a result of having been involved in the development of such property while employed by or consulting to Architel, or otherwise.

                  Architel has delivered to Amdocs a list of all applications, registrations, filings and other formal actions made or taken pursuant to United States, Canadian, provincial, federal, state and foreign laws by Architel to perfect or protect its interest in Architel IP Rights, including, without limitation, all patents, patent applications, trademarks and service marks, trademark and service mark applications, copyrights and copyright applications and, to the knowledge of Architel, there is no cancellation, termination or expiration of any such registration or patent that is reasonably foreseeable and is not intended to be renewed or extended by Architel, except where the failure to renew or extend would not have a Material Adverse Effect on Architel. To the best of Architel's knowledge, it is not using any confidential information or trade secrets of any former employer of any past or present employees.

                  As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, mask works, franchises, licenses, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

2.16  Products.

      Section 2.16 of the Architel Disclosure Letter sets forth for Architel and the Architel Subsidiaries a breakdown of revenue by product line for the fourth quarter of fiscal 1998 and the first quarter of fiscal 1999.

2.17  Fees and Expenses.

      Except for the fees and expenses set forth in Section 2.17 of the Architel Disclosure Letter payable to Morgan Stanley Canada Limited ("Morgan Stanley"), neither Architel nor any of the Architel Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Architel has delivered to Amdocs a complete and correct copy of Architel's agreement with Morgan Stanley, pursuant to which Morgan Stanley shall be entitled to be paid the foregoing fees and expenses in connection with the transactions contemplated by this Agreement.

2.18  Insurance.

      Architel and the Architel Subsidiaries maintain and at all times since January 1, 1996 have maintained fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and any other insurance that Architel believes to be reasonably prudent for its business.
Section 2.18 of the Architel Disclosure Letter contains a list of all such insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies will have been provided to Amdocs or its counsel prior to Closing. Architel and each of the Architel Subsidiaries has fully paid all payments required under the terms of each of the foregoing insurance policies and neither Architel nor any Architel Subsidiary has received notice of intent to cancel any of the foregoing insurance policies. Each of the foregoing insurance policies will continue to be in full force and effect immediately following the Closing Date.

2.19  Ownership of Property.

      Except (a) as disclosed in the Architel Reports and the Architel SEC Documents filed prior to the date of this Agreement, (b) for liens for current Taxes not yet delinquent or (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, Architel and each of the Architel Subsidiaries have good and marketable title to all of their respective material real and personal property (other than property as to which it is lessee, in which case it has a valid leasehold interest) and own all of such property free and clear of all security interests, mortgages, liens, charges, options and encumbrances. All real and tangible personal property of Architel and each of the Architel Subsidiaries is generally in good repair and is operational and usable in the operations of Architel or the Architel Subsidiaries, subject to ordinary wear and tear and subject to technical obsolescence. Neither Architel nor any Architel Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on Architel), or has received any notice of violation with which it has not complied, except where such violation would not have a Material Adverse Effect on Architel.

2.20  Environmental Matters.

      (a) To Architel's knowledge, during the period that Architel and the Architel Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Architel has no actual knowledge of any presence, disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Architel or any of the Architel Subsidiaries having taken possession of any of such properties and facilities. For the purposes of this Agreement, insofar as properties and facilities in Canada are concerned, "Hazardous Materials" shall mean any pollutant, contaminant, chemical, deleterious substance or industrial, toxic or hazardous waste or substance and, insofar as properties and facilities in the United States are concerned, shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous chemical" under, (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"); (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes. Insofar as properties and facilities in the United States are concerned, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by CERCLA.

      (b) To Architel's knowledge, none of the properties, facilities and operations of Architel and the Architel Subsidiaries is in violation of any federal, provincial, state, municipal and local laws, statutes, bylaws, ordinances, regulations and orders ("Environmental Laws") relating to protection of the environment, occupational health and safety, industrial hygiene or Hazardous Materials. During the time that Architel or the Architel Subsidiaries have owned or leased their respective properties and facilities, neither Architel nor any of the Architel Subsidiaries nor, to Architel's knowledge, any third party, has used, generated, manufactured, processed, treated, disposed of, handled or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

      (c) There has been no litigation brought or threatened against Architel or any of the Architel Subsidiaries by, or any settlement reached by Architel or any of the Architel Subsidiaries with, any party or parties alleging the presence, disposal, emission, spill, discharge, release or threatened release of any Hazardous Materials on, from or under any properties or facilities.

2.21  Interested Party Transactions.

      Schedule 2.21 of the Architel Disclosure Letter sets forth a current list of all directors, officers and affiliates of Architel and each Architel Subsidiary. Except as disclosed in the Architel Reports and the Architel SEC Documents filed prior to the date of this Agreement, no officer or director of Architel or any affiliate or associate of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Architel or any of the Architel Subsidiaries any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Architel or any of the Architel Subsidiaries is a party or by which it may be bound or affected.

2.22  Board Approval.

      The Board of Directors of Architel has, as of the date hereof, (i) approved this Agreement, the Stock Option Agreement and the Arrangement, (ii) determined that the Arrangement is in the best interests of the shareholders of Architel and is on terms that are fair to such shareholders and (iii) resolved to recommend that the shareholders of Architel approve the Arrangement.

2.23  Vote Required.

      The affirmative vote of two-thirds of the votes cast by the holders of the outstanding Architel Common Shares entitled to be cast (or such other vote as may be set out in the Interim Order or required by applicable securities and stock exchange rules) is the only vote of the holders of any class or series of Architel's capital stock necessary to approve the Arrangement.

2.24  Disclosure.

      No representation or warranty made by Architel in this Agreement, nor any document, written information, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Architel or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.25  Options Plans.

      The entering into of this Agreement and the implementation of the Arrangement do not constitute a Triggering Event or any equivalent acceleration provision under any of the Architel Option Plans.

2.26  Fairness and Equivalency Opinions.

      Architel's Board of Directors has received a written opinion from Morgan Stanley that the Exchange Ratio is fair to Architel's shareholders from a financial point of view and that an Exchangeable Share represents a participating security of Architel of equivalent value to an Architel Common Share for the purposes of the definition of a "going private transaction" in OSC Policy 9.1.

2.27  Restrictions on Business Activities.

      There is no material agreement, judgment, injunction, order or decree binding upon Architel or any Architel Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Architel or any Architel Subsidiary, any acquisition of property by Architel or any Architel Subsidiary or the conduct of business by Architel or any Architel Subsidiary as currently conducted.

2.28  Pooling Matters.

      Neither Architel nor any of its affiliates has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto, or any action taken or agreed to be taken by Amdocs or any of its affiliates) would adversely affect the ability of Amdocs to account for the business combination to be effected by the Arrangement as a pooling of interests under US GAAP.

2.29  Books and Records.

      The books, records and accounts of Architel and the Architel Subsidiaries
(a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Architel and the Architel Subsidiaries and (c) accurately and fairly reflect the basis for Architel's financial statements. Architel has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian GAAP, US GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets.

2.30  Customers.

      Except as set forth in Section 2.30 of the Architel Disclosure Letter, since September 30, 1998, neither Architel nor any of the Architel Subsidiaries has lost its relationship with any of its material customers. Neither Architel nor any of the Architel Subsidiaries has been notified that it will lose, or suffer any diminution in, its relationship with any such customers. No representative of any such material customer has notified either Architel or any of the Architel Subsidiaries that, in the event of a sale or change of control of Architel, either Architel or any Architel Subsidiary would lose, or suffer any diminution in, its relationship with any such material customer.

2.31  Year 2000 Problem.

      Architel has reviewed its operations and has inquired of third parties with which Architel and the Architel Subsidiaries have a material relationship to evaluate the extent to which the business or operations of Architel and the Architel Subsidiaries will be affected by the Year 2000 Problem. As a result of such review and inquiries, Architel has no reason to believe, and does not believe, that (other than as described in Section 2.33 of the Architel Disclosure Letter) the Year 2000 Problem will have a Material Adverse Effect on Architel or result in any material loss or interference with any of the business or operations of Architel and the Architel Subsidiaries. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

3.    REPRESENTATIONS AND WARRANTIES OF AMDOCS, AMDOCS PARENTCO AND AMDOCS
      HOLDCO

      Except as set forth in a letter dated the date of this Agreement and delivered by Amdocs to Architel concurrently herewith (the "Amdocs Disclosure Letter"), Amdocs, Amdocs Parentco and Amdocs Holdco jointly and severally represent and warrant to Architel that:

3.1   Organization; Good Standing; Qualification and Power.

      Each of Amdocs, Amdocs Parentco and Amdocs Holdco and each corporation, partnership, company, joint venture and other entity in which Amdocs beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof and which would be a "significant subsidiary" for purposes of Rule 1-02(w) of Regulation S-X under the Exchange Act (the "Amdocs Subsidiaries") is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its formation, has all requisite power and authority and is in possession of all material Approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Amdocs. Amdocs has delivered to Architel's counsel complete and correct copies of the memorandum of association and articles of association (or other similar organizational documents) of each of Amdocs, Amdocs Parentco and Amdocs Holdco, as amended to the date of this Agreement. Neither Amdocs, Amdocs Parentco nor Amdocs Holdco is in violation of its memorandum of association or articles of association or equivalent organizational documents.

3.2   Capital Structure.

      (a)    The authorized share capital Amdocs consists of 500,000,000
             Amdocs Ordinary Shares, of which 166,565,324 shares were issued and outstanding as of February 28, 1999 (the "Measurement Date"), 50,000,000 non-voting Amdocs Ordinary Shares, par value (pound sterling) 0.01, of which 30,234,700 shares were issued and outstanding as of the Measurement Date, and 25,000,000 Amdocs Preferred Shares, of which there were no shares outstanding as of the Measurement Date. As of the Measurement Date, no Amdocs Ordinary Shares were held by Amdocs in treasury. An aggregate of 6,600,000 Amdocs Ordinary Shares are reserved and authorized for issuance pursuant to the Amdocs 1998 Option Plan (the "Amdocs Option Plan"), in respect of which options ("Amdocs Options") to purchase a total of 4,083,600 Amdocs Ordinary Shares were outstanding as of the Measurement Date. All issued and outstanding Amdocs Ordinary Shares and all issued and outstanding shares of the capital stock of each of the Amdocs Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights or right of rescission, and have been offered, issued, sold and delivered by Amdocs in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable securities laws. Except as set forth in Section 3.2 of the Amdocs Disclosure Letter, Amdocs does not have any material subsidiaries or any material equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Except as set forth in Section 3.2 of the Amdocs Disclosure Letter or as disclosed in the Amdocs SEC Documents (as defined below) filed prior to the date of this Agreement, all of the shares of capital stock of the Amdocs Subsidiaries are owned by Amdocs or a Amdocs Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Amdocs's voting rights, charges or other encumbrances of any nature whatsoever.

      (b) No Other Commitments. Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, and except for the obligations of Amdocs under this Agreement, there are no options, warrants, calls, rights (including, without limitation, stock appreciation rights), commitments, conversion rights or agreements of any character to which Amdocs or any of the Amdocs Subsidiaries is a party or by which Amdocs or any of the Amdocs Subsidiaries is bound obligating Amdocs or any of the Amdocs Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Amdocs or any of the Amdocs Subsidiaries or securities convertible into or exchangeable for shares of capital stock of Amdocs or any of the Amdocs Subsidiaries, or obligating Amdocs or any of the Amdocs Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which Amdocs is a party with respect to the voting of the capital stock of Amdocs or any of the Amdocs Subsidiaries.

      (c) Registration Rights. Amdocs is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that it may subsequently issue.

3.3   Authority.

      (a) Corporate Action. Each of Amdocs, Amdocs Parentco and Amdocs Holdco has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Arrangement by the Court, to perform its obligations hereunder and to consummate the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Amdocs, Amdocs Parentco and Amdocs Holdco and, subject to approval of the Arrangement by the Court, the consummation by each such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each such party. This Agreement has been duly executed and delivered by each of Amdocs, Amdocs Parentco and Amdocs Holdco and is the valid and binding obligation of each such party enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) No Conflict. Neither the execution, delivery and performance of this Agreement or the Plan of Arrangement by each of Amdocs, Amdocs Parentco or Amdocs Holdco, nor the consummation of the transactions contemplated hereby or thereby by each such party nor compliance with the provisions hereof or thereof by each such party will: (i) conflict with, or result in any violations of the memorandum of association or articles of association or similar organizational documents of

            Amdocs or any of the Amdocs Subsidiaries; or (ii) result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Amdocs or any of the Amdocs Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule, license, permit or regulation applicable to Amdocs or any of the Amdocs Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Amdocs.

      (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Amdocs or any of the Amdocs Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the SEC of (A) the Form F-4 or the Shelf, in each case if applicable, and (B) such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Plan of Arrangement with Industry Canada and appropriate documents with the relevant authorities of other states in which Amdocs is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under State Takeover Laws; (iv) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the New York Stock Exchange (the "NYSE") and the NASD; (v) such filings and notifications as may be necessary under the HSR Act; and (vi) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Amdocs from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Amdocs.

3.4   SEC Documents and Financial Statements.

      (a) SEC Documents. Amdocs has delivered to Architel's counsel complete and correct copies of each report, schedule, effective registration statement and definitive proxy statement (other than preliminary material) filed by Amdocs with the SEC on or after January 1, 1996 (the "Amdocs SEC Documents"), which are all the documents that Amdocs was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Amdocs SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Amdocs SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Amdocs has filed all documents and agreements which were required to be filed as exhibits to the Amdocs SEC Documents.

      (b) Financial Statements. The financial statements of Amdocs included in the Amdocs SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by US GAAP) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Amdocs and its consolidated Amdocs Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

3.5   Information Supplied.

      None of the information supplied or to be supplied by Amdocs for inclusion or incorporation by reference in the Proxy Statement (and, if filed, the Form F-4 and the Shelf) will, at the date the Proxy Statement is mailed to the stockholders of Architel and at the time of the Architel Shareholders Meeting (and, if filed, at the time the Form F-4 and the Shelf are declared effective) and on the date of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Amdocs or any of its affiliates, officers or directors should be discovered by Amdocs that should be set forth in an amendment to the Form F-4 or Shelf or a supplement to the Proxy Statement, Amdocs shall promptly inform Architel and shall coordinate with Architel in effecting the filing of such amendment or supplement as promptly as practicable.

3.6   Compliance with Applicable Laws.

      The businesses of Amdocs and the Amdocs Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect on Amdocs. Except as disclosed in the Amdocs Disclosure Letter, Amdocs has not been notified by any Governmental Entity that any investigation or review with respect to Amdocs or any of the Amdocs Subsidiaries is pending or threatened, nor has any Governmental Entity notified Amdocs of its intention to conduct the same. Amdocs and the Amdocs Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, and are in material compliance with all such permits, licenses and franchises, except for those whose absence would not have a Material Adverse Effect on Amdocs.

3.7   Litigation.

      Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of Amdocs, threatened against Amdocs or any of the Amdocs Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Amdocs; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Amdocs or any of the Amdocs Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Amdocs. Amdocs has made available to Architel correct and complete copies of all auditors response letters prepared by its counsel for Amdocs's auditors in connection with the last two completed audits of Amdocs's financial statements and any such correspondence since the date of the last such audit.

3.8   ERISA and Employee Benefits.

      (a) The Amdocs Disclosure Letter identifies each "employee benefit plan," as defined in section 3(3) of ERISA (collectively, the "Amdocs Employee Plans"). All Amdocs Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in section 3(2) of ERISA (collectively, the "Amdocs Pension Plans"), are identified as such in the Amdocs Disclosure Letter. All contributions due from Amdocs or any of the Amdocs Subsidiaries through the Effective Time with respect to any of the Amdocs Employee Plans has been or will be timely made as required under ERISA or any other applicable legislation or have been accrued on Amdocs's or any such Amdocs Subsidiary's financial statements as of December 31, 1998. Each Amdocs Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Amdocs Employee Plans.

      (b) No Amdocs Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in section 3(37) of ERISA. No Amdocs Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in section 406 of ERISA or section 4975 of the Code, has occurred with respect to any Amdocs Employee Plan which is covered by Title I of ERISA which would result in a material liability to Amdocs and the Amdocs Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Amdocs Employee Plan has or will make Amdocs or any officer or director of Amdocs subject to any material liability under Title I of ERISA or liable for any material

            Tax or penalty pursuant to sections 4972, 4975, 4976 or 4979 of the Code or section 502 of ERISA.

      (c)   Any Amdocs Pension Plan which is intended to be qualified under section 401(a) of the Code (an "Amdocs 401(A) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Amdocs has delivered to Architel or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Amdocs 401(a) Plan.

      (d) Each Amdocs plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (collectively "Amdocs Benefit Arrangements") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Amdocs Benefit Arrangement.

      (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Amdocs or any of the Amdocs Subsidiaries relating to, or change in employee participation or coverage under, any Amdocs Employee Plan or Amdocs Benefit Arrangement that would increase materially the expense of maintaining such Amdocs Employee Plan or Amdocs Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 1998.

      (f) Amdocs has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to section 4980B of COBRA, with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material Tax payable on account of section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Amdocs or any of the Amdocs Subsidiaries.

      (g) No benefit payable or which may become payable by Amdocs or any of the Amdocs Subsidiaries pursuant to any Amdocs Employee Plan or any Amdocs Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under section 4999 of the Code or which would not be deductible by reason of section 280G of the Code.

      (h) Amdocs and each Amdocs Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

      (i) Amdocs and each Amdocs Subsidiary believes it has good labor relations; nothing has come to Amdocs's attention as a result of the negotiation or entering into this Agreement that would lead Amdocs to believe that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations; and neither Amdocs nor any Amdocs Subsidiary has any knowledge that any of its or their key employees intends to leave its or their employ.

3.9   Absence of Undisclosed Liabilities.

      At December 31, 1998 (the "Amdocs Balance Sheet Date"), (i) neither Amdocs nor any of the Amdocs Subsidiaries had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to Amdocs and the Amdocs Subsidiaries, taken as a whole, and were not provided for in the consolidated balance sheet of Amdocs at the Amdocs Balance Sheet Date, a copy of which is attached hereto as Exhibit 3.9 (the "Amdocs Balance Sheet"); and (ii) all reserves established by Amdocs and set forth in the Amdocs Balance Sheet were reasonably adequate.

3.10  Absence of Certain Changes or Events.

      Except as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, since the Amdocs Balance Sheet Date, Amdocs and the Amdocs Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not occurred:

      (a) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Amdocs and the Amdocs Subsidiaries, taken as a whole that could reasonably be expected to have a Material Adverse Effect on Amdocs;

      (b) any amendments or changes in the certificate of incorporation or bylaws of Amdocs;

      (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Amdocs;

      (d) any redemption, repurchase or other acquisition of Amdocs Ordinary Shares by Amdocs (other than the repurchase of unvested shares at cost pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Amdocs Ordinary Shares;

      (e) any material alteration in any term of any outstanding security of Amdocs; or

      (f) any change by Amdocs in its accounting methods, principles or practices;

      (g) any acquisition or sale of a material amount of property or assets of Amdocs, other than in the ordinary course of business consistent with past practice;

      (h) (A) other than in the ordinary course of business consistent with past practice or other nonmaterial amounts, any incurrence, assumption or guarantee by Amdocs of any debt for borrowed money;
            (B) any issuance or sale of any securities convertible into or exchangeable for debt securities of Amdocs; or (C) any issuance or sale of options or other rights to acquire from Amdocs, directly or indirectly, debt securities of Amdocs or any securities convertible into or exchangeable for any such debt securities;

      (i) other than in the ordinary course of business consistent with past practice or other nonmaterial amounts, any creation or assumption by Amdocs of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

      (j) any transfer or grant of a material right under the Amdocs IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of business consistent with past practices;

      (k) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Amdocs or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

      (l) any agreement or arrangement made by Amdocs to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed.

3.11  No Defaults.

      Neither Amdocs nor any of the Amdocs Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Amdocs or any of the Amdocs Subsidiaries under, any contract or agreement to which Amdocs or any of the Amdocs Subsidiaries is a party and which would, if terminated or modified, be reasonably likely to have a Material Adverse Effect on Amdocs.

3.12  Taxes.

      Amdocs and each of the Amdocs Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid or withheld, or caused to be paid or withheld, all Taxes that are due and payable, and Amdocs has provided adequate accruals in accordance with US GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Since the Amdocs Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Amdocs and the Amdocs Subsidiaries have withheld from all payments made by them, or otherwise collected, and have remitted all amounts in respect of Taxes required to be withheld, collected or remitted by them to the applicable governmental authority within the required time periods. Neither Amdocs nor any of the Amdocs Subsidiaries has any liability for the Taxes of any other person, corporation, partnership, trust or other taxpayer. Except as set forth in Section 3.12 of the Amdocs Disclosure Letter, there are no audits or investigations in progress, pending or threatened by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority (a "Taxing Authority"), against Amdocs, any Amdocs Subsidiary or any of the assets of Amdocs or any Amdocs Subsidiary, and neither Amdocs nor any Amdocs Subsidiary has received any notification that any material issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Amdocs or any of the Amdocs Subsidiaries. All liability of Amdocs and the Amdocs Subsidiaries for Taxes has been assessed, or the applicable statute of limitations period has expired, for all fiscal years up to and including the fiscal year ending September 30, 1995. There are no material proposed (but unassessed) additional Taxes, none have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. None of Amdocs or any of the Amdocs Subsidiaries
(i) has made an election to be treated as a "consenting corporation" under section 341(f) of the Code or (ii) is a "personal holding company" within the meaning of section 542 of the Code. Amdocs is not a "specified financial institution" or specified person in relation to any such institution for purposes of subsection 112(2.2) of the Income Tax Act (Canada).

3.13  Intellectual Property.

      Except in each case as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement:

      (a) Amdocs and the Amdocs Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Amdocs IP Rights") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses;

      (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any assignment, conveyance or agreement governing any Amdocs IP Right (the "Amdocs IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Amdocs IP Right or materially impair the right of Amdocs and/or the Amdocs Subsidiaries to use, sell or license any Amdocs IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on Amdocs);

      (c) neither the manufacture, marketing, license, sale or lawful use of any product currently licensed or sold by Amdocs or any of the Amdocs Subsidiaries or currently under development by Amdocs or any of the Amdocs Subsidiaries violates any license or agreement between Amdocs or any of the Amdocs Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of Amdocs, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Amdocs IP Right nor, to the best knowledge of Amdocs, is there any basis for any such claim, nor has Amdocs received any notice asserting that any Amdocs IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Amdocs, is there any basis for any such assertion, except to the extent that such violation(s), or notice or basis therefor, have not had and could not reasonably be expected to have, a Material Adverse Effect on Amdocs; and

      (d) Amdocs has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Amdocs IP Rights. All officers, employees and consultants of Amdocs or any of the Amdocs Subsidiaries have executed and delivered to Amdocs or the Amdocs Subsidiary an agreement regarding the protection of proprietary information. No current or prior officers, employees or consultants of Amdocs have claimed an ownership interest in any Amdocs IP Rights as a result of having been involved in the development of such property while employed by or consulting to Amdocs, or otherwise.

3.14  Fees and Expenses.

      Except for the fees and expenses set forth in Section 3.14 of the Amdocs Disclosure Letter payable to Goldman, Sachs & Co., neither Amdocs or any of the Amdocs Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

3.15  Insurance.

      Amdocs and the Amdocs Subsidiaries maintain and at all times since January 1, 1996 have maintained fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Amdocs believes to be reasonably prudent for its business.

3.16  Ownership of Property.

      Except (a) as disclosed in the Amdocs SEC Documents filed prior to the date of this Agreement, (b) for liens for current Taxes not yet delinquent or
(c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, Amdocs and each of the Amdocs Subsidiaries have good and marketable title to all of their respective real and personal property (other than property as to which it is lessee, in which case it has a valid leasehold interest) and own all of such property free and clear of all security interests, mortgages, liens, charges, claims, options and encumbrances. All real and tangible personal property of Amdocs and each of the Amdocs Subsidiaries is generally in good repair and is operational and usable in the operations of Amdocs or the Amdocs Subsidiaries, subject to ordinary wear and tear and subject to technical obsolescence. Neither Amdocs nor any Amdocs Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties or has received any notice of violation with which it has not complied, except, in such case, where such violation would not have a Material Adverse Effect on Amdocs.

3.17  Environmental Matters.

      (a) To Amdocs's knowledge, during the period that Amdocs and the Amdocs Subsidiaries have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities Amdocs has no actual knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Amdocs or any of the Amdocs Subsidiaries having taken possession of any of such properties or facilities.

      (b) To Amdocs's knowledge, none of the properties or facilities of Amdocs or the Amdocs Subsidiaries is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Amdocs or the Amdocs Subsidiaries have owned or leased their respective properties and facilities, neither Amdocs nor any of the Amdocs Subsidiaries nor, to Amdocs's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

      (c) During the time that Amdocs or the Amdocs Subsidiaries have owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Amdocs or any of the Amdocs Subsidiaries by, or any settlement reached by Amdocs or any of the Amdocs Subsidiaries with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

3.18  Board Approval.

      The Board of Directors of Amdocs has, as of the date hereof, (i) approved this Agreement and the Arrangement and (ii) determined that the Arrangement is in the best interests of the stockholders of Amdocs and is on terms that are fair to such stockholders.

3.19  Disclosure.

      No representation or warranty made by Amdocs in this Agreement, nor any document, written information, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Amdocs or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished.

3.20  Restrictions on Business Activities.

      There is no material agreement, judgment, injunction, order or decree binding upon Amdocs or any Amdocs Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Amdocs and the Amdocs Subsidiaries (taken as a whole), any acquisition of property by Amdocs or any Amdocs Subsidiary or the conduct of business by Amdocs or any Amdocs Subsidiary as currently conducted.

3.21  Pooling Matters.

      Neither Amdocs nor any of its affiliates has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto, or any action taken or agreed to be taken by Architel or any of its affiliates) would affect the ability of Amdocs to account for the business combination to be effected by the Arrangement as a pooling of interests under US GAAP.

3.22  Books and Records.

      The books, records and accounts of Amdocs and its Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Amdocs and (c) accurately and fairly reflect the basis for the Amdocs Financial Statements. Amdocs has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with US GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets.

3.23  Year 2000 Problem.

      Amdocs has reviewed its operations and that of any third parties with which Amdocs and the Amdocs Subsidiaries have a material relationship to evaluate the extent to which the business or operations of Amdocs and the Amdocs Subsidiaries will be affected by the Year 2000 Problem. As a result of such review, Amdocs has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on Amdocs or result in any material loss or interference with any of the business or operations of Amdocs and the Amdocs Subsidiaries.

4.       ARCHITEL COVENANTS

4.1      Advice of Changes.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Architel will promptly advise Amdocs in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Architel contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect, (b) of any Material Adverse Effect on Architel and (c) of any breach by Architel of any covenant or agreement contained in this Agreement. Architel shall deliver to Amdocs as soon as practicable after the end of each monthly and quarterly accounting period ending after the date of this Agreement and before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) within thirty-five days after the end of each monthly accounting period, an unaudited consolidated statement of income for Architel and the Architel Subsidiaries and an unaudited unconsolidated balance sheet, statement of operations and statement of changes in financial position for Architel and each of the Architel Subsidiaries and (ii) within forty-five days after the end of each quarterly accounting period, an unaudited consolidated balance sheet, statement of operations and statement of changes in financial position for Architel, all of which financial statements shall be prepared in the ordinary course of business, in Canadian dollars and in accordance with Architel's books and records and Canadian GAAP, together with a reconciliation to US GAAP, and shall fairly present the consolidated financial position of Architel and the Architel Subsidiaries as of their respective dates and the results of Architel's and the Architel Subsidiaries' operations for the periods then ended. Before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Architel shall, prior to the issuance of any public announcement regarding its financial results for any period, provide to Amdocs a copy of such public announcement substantially in the form to be released.

4.2      Maintenance of Business.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Architel will use, and will cause each of the Architel Subsidiaries to use, its diligent commercial efforts to carry on and preserve its business and its relationships with customers, suppliers, employees, consultants and others in substantially the same manner as it has prior to the date hereof. If Architel or any of the Architel Subsidiaries becomes aware of any material deterioration in the relationship with any material customer, supplier or key employee or consultant, Architel will promptly bring such information to the attention of Amdocs in writing and, if requested by Amdocs, Architel will exert its commercially reasonable efforts to restore the relationship.

4.3      Conduct of Business.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Architel will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not (other than as contemplated in Article 1 of this Agreement), without the prior consent of Amdocs, which will not be unreasonably withheld:

         (a) borrow any money except for amounts that are not in the aggregate material to the financial condition of Architel and the Architel Subsidiaries, taken as a whole;

         (b) enter into any transaction not in the ordinary course of its business;

         (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

         (d) dispose of any material portion of its assets except in the ordinary course of business consistent with past practice;

         (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business consistent with past practice;

         (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

         (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant (except for normal salary increases and bonuses to employees and consultants consistent with past practices and except pursuant to existing arrangements previously disclosed to Amdocs) or enter into or vary the terms of any employment, consulting or severance agreement with any officers, directors or consultants, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof and disclosed in the Architel Disclosure Letter or as required by applicable law), grant any stock option (except for normal grants to newly hired employees, consultants and directors and "evergreen" or incentive grants to existing employees, consultants and directors pursuant to Architel's existing option plans or policies consistent with past practice of options to purchase up to an aggregate of 274,000 Architel Common Shares at the fair market value of the Architel Common Shares on the date of grant) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 2.8;

         (h) enter into any agreement, arrangement or other transaction with any affiliate or associate of Architel or any Architel Subsidiary other than intercompany agreements, arrangements or other transactions in the ordinary course of business consistent with past practice;

         (i)      change accounting methods;

         (j) revalue any of its assets or properties other than the writing off of accounts receivable in the ordinary course of business;

         (k) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

         (l) amend or terminate any material contract, agreement or license to which it is a party except for those amendments or terminations in the ordinary course of its business, consistent with past practice, which are not material in amount or effect;

         (m) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice and documented by receipts for the claimed amounts or (ii) any loans pursuant to any Architel 401(a) Plan.

         (n) guarantee or act as a surety for any obligation except for obligations in amounts that are not material in the aggregate;

         (o) waive or release any right or claim except for the waiver or release of non-material rights or claims in the ordinary course of business, consistent with past practice or the waiver or release of rights or claims set forth in the Architel Disclosure Letter;

         (p) issue or sell any shares of its capital stock of any class (except upon the exercise of a bona fide option or warrant currently outstanding or permitted to be granted under Section 4.3(g)), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (except as expressly permitted under Section 4.3(g)), convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

         (q) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

         (r) subject to Section 9.1(h), merge, consolidate or reorganize with, or acquire any entity, or enter into any agreement to do any of the foregoing;

         (s) amend its articles of incorporation or bylaws except as contemplated by this Agreement;

         (t) license any Architel IP Rights except in the ordinary course of business consistent with past practice;

         (u)      grant any exclusive distribution rights;

         (v) agree to any audit assessments by any Tax authority in excess of $500,000 in the aggregate, except as provided for in the financial statements of Architel contained in the Architel Reports;

         (w) change any insurance coverage or issue any certificates of insurance except in the ordinary course of business consistent with past practice;

         (x) implement any change in its accounting principles, practices or methods, other than as may be required by Canadian GAAP and/or US GAAP; or

         (y) agree to do, or permit any Architel Subsidiary to do or agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 4.3.

4.4      Shareholder Approval.

         Architel will call the Architel Shareholders Meeting to be held within 45 days after the later of (i) if the Form F-4 is filed, the date on which the Form F-4 is declared effective by the SEC and (ii) the date on which the Shelf is declared effective by the SEC to submit this Agreement, the Arrangement and related matters for the consideration and approval of Architel's shareholders. Such approval will be recommended by Architel's Board of Directors and management, subject to the fiduciary obligations of its directors and officers. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Concurrently with the execution of this Agreement, Anthony P. van Marken and David E. Curry (collectively, the "Architel Principal Shareholders") have executed Voting and Option Agreements in the form of Exhibit 4.4 (the "Option Agreements"), agreeing, among other things, to vote in favor of the Arrangement and granting Amdocs Parentco the option to purchase their Architel Common Shares under certain circumstances.

4.5      Architel Affiliate Agreements.

         To ensure that the Arrangement will be accounted for as a "pooling of interests" and to ensure compliance with Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act, Architel will use its commercially reasonable efforts to procure the signature of the Architel Affiliates and deliver to Amdocs promptly after the execution and delivery of this Agreement the Architel Affiliates Agreements in the form of Exhibit 4.5 (the "Architel Affiliate Agreements"), pursuant to which the Architel Affiliates agree that such persons will make no disposition of Architel Common Shares from the earlier of April 1, 1999 and such time as officers of Architel are prohibited by Architel company policy from trading in Architel securities generally, until Amdocs shall have publicly released its first report of quarterly financial statements that include the combined financial results of Architel and Amdocs for a period of at least 30 days of combined operations, and agreeing to certain other restrictions as set forth in such Architel Affiliate Agreements. For purposes of this Agreement, an "Affiliate" shall have the meaning referred to in Rule 145 under the Securities Act.

4.6      Proxy Statement.

         Architel will mail the Proxy Statement to its shareholders in a timely manner for the purpose of considering and voting upon the Arrangement at the Architel Shareholders Meeting. Architel will promptly provide all information relating to its business or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable U.S. and Canadian state, provincial and federal corporate and securities laws. Architel shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it or its Affiliates based upon written information furnished by it. Architel will not provide to its shareholders or publish any material concerning it or its Affiliates that violates applicable Canadian law, the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

4.7      Regulatory Approvals.

         Architel will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which Amdocs may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Architel will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, Architel shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada).

4.8      Necessary Consents.

         During the term of this Agreement, Architel will use its commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.7 to allow the consummation of the transactions contemplated hereby and to allow Architel to carry on its business after the Effective Time.

4.9      Access to Information.

         Architel will allow Amdocs and its agents reasonable access to the files, books, records and offices of Architel and each Architel Subsidiary, including, without limitation, any and all information relating to Architel's and each Architel Subsidiary's Taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition. Architel will cause its accountants and personnel to cooperate with Amdocs and its agents in making available to Amdocs all financial and other information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax Returns and financial statements prepared or audited by such accountants.

4.10     Satisfaction of Conditions Precedent.

         During the term of this Agreement, Architel will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and, subject to Section 4.11(b), Architel will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated and shall take such steps as are appropriate so that the representations and warranties of Architel in this Agreement remain complete and correct on and as of the Closing Date.

4.11     No Other Negotiations.

         (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Architel and the Architel Subsidiaries shall not, and shall not permit their respective officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Amdocs, relating to the possible acquisition of Architel or any of the Architel Subsidiaries (whether by way of arrangement, amalgamation, take-over bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (ii) provide non-public information with respect to Architel or any of the Architel Subsidiaries, or afford any access to the properties, books or records of Architel or the Architel Subsidiaries, to any person, other than Amdocs, relating to a possible Acquisition Proposal by any person other than Amdocs, (iii) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, other than by Amdocs, or
                  (iv) enter into an agreement with any person, other than Amdocs, providing for a possible Acquisition Proposal.

         (b) Notwithstanding the foregoing, prior to the Effective Time nothing contained in this Agreement shall prevent the Board of Directors of Architel (or its agents pursuant to its instructions) from (i) engaging in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries from) a party concerning an unsolicited bona fide written Acquisition Proposal which the Board of Directors of Architel in its good faith judgment determines, after consultation with its financial advisors, would result in a transaction that is more favorable to the shareholders of Architel than the transactions contemplated by this Agreement (a "Superior Proposal"), (ii) making any statement or recommendation in support of any Superior Proposal, in the case of both (i) and (ii) if the Architel Board of Directors first determines in good faith, based on a written opinion, or an oral opinion reflected in the minutes of a meeting of the Architel Board of Directors, of outside legal counsel, that such action is required by reason of the fiduciary duties of the members of Architel's Board of Directors to Architel's shareholders under applicable law. Except to the extent expressly referenced in this Section 4.11, nothing in such Section however, shall relieve Architel from complying with the other terms of this Agreement. If Architel or any of its Subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to a Superior Proposal, or any request for non-public information relating to Architel or any Architel Subsidiary in connection with any Acquisition Proposal, Architel shall immediately notify Amdocs thereof, in writing, including information as to the identity of the party making any such offer proposal or request and the specific terms of such offer proposal or request, as the case may be. Immediately upon receipt by Architel, Architel shall immediately provide Amdocs with a true and complete copy of any Superior Proposal or other written communication concerning a possible Superior Proposal received from such third party and of all documents containing or referring to non-public information of Architel that are supplied to such third party.

         (c) If the Board of Directors of Architel receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of Architel determines that such proposal is a Superior Proposal, then, and only in such case, Architel may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between Architel and Amdocs, provide such party with access to information regarding Architel, which access shall be no more extensive than that provided to Amdocs.

         (d) Architel shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Amdocs) conducted heretofore with respect to any of the foregoing. Architel agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which Architel is a party.

         (e) Architel shall ensure that the officers, directors, employees, agents and affiliates of Architel and the Architel Subsidiaries and any bankers, investment bankers or other agents, advisors or representatives retained by Architel are aware of the restrictions described in this Section 4.11, and shall be responsible for any breach of this Section 4.11 by such bankers, investment bankers, officers, directors, employees, agents, advisors, representatives or affiliates.

4.12     Pooling Letter.

         Architel shall use its commercially reasonable efforts to cause to be delivered to Amdocs and Architel a letter of Deloitte & Touche ("D&T") addressed to Amdocs, dated as of a date within two business days prior to the Closing Date, setting forth that Architel will qualify as a combining company in a pooling-of interests transaction under APB 16 and applicable SEC rules and regulations ("D&T Pooling Letter").

4.13     Pooling Accounting Treatment.

         Architel agrees not to take any action that would adversely affect the ability of Amdocs to treat the transactions contemplated by this Agreement as a pooling-of-interests transaction under APB 16 and applicable SEC rules and regulations.

5.       AMDOCS COVENANTS

5.1      Advice of Changes.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Amdocs will promptly advise Architel in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Amdocs, Amdocs Parentco or Amdocs Holdco contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect on Amdocs and (c) of any breach by Amdocs of any covenant or agreement contained in this Agreement.

5.2      Maintenance of Business.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Amdocs will use its diligent commercial efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Amdocs becomes aware of any material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Architel in writing and, if requested by Architel, will exert its commercially reasonable efforts to restore the relationship.

5.3      Conduct of Business.

         During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Amdocs agrees as to itself and the Amdocs Subsidiaries (except to the extent that Architel shall otherwise consent in writing, which consent shall not unreasonably be withheld), to carry on its and the Amdocs Subsidiaries' business in the ordinary course, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes and to pay or perform other obligations when due, except to the extent failure to do any of the foregoing would not have a Material Adverse Effect on Amdocs.

5.4      Amdocs Affiliate Agreements.

         To ensure that the Arrangement will be accounted for as a "pooling of interests," Amdocs will use its commercially reasonable efforts to procure the signature of the Amdocs Affiliates and deliver to Architel promptly after the execution and delivery of this Agreement the Amdocs Affiliates Agreements in the form of Exhibit 5.5 (the "Amdocs Affiliate Agreements"), pursuant to which the Amdocs Affiliates agree that such persons will make no disposition of Amdocs Ordinary Shares from the earlier of April 1, 1999 and such time as officers of Amdocs are prohibited by Amdocs company policy from trading Amdocs securities generally, until Amdocs shall have publicly released its first report of quarterly financial statements that include the combined financial results of Architel and Amdocs for a period of at least 30 days of combined operations, except as set forth in such agreements.

5.5      Regulatory Approvals.

         Amdocs will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary (including the filing of the Form F-4 or the Shelf, if applicable) in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Architel may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Amdocs will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, Amdocs shall file with the FTC and the DOJ a pre-merger notification report under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada).

5.6      Necessary Consents.

         During the term of this Agreement, Amdocs, Amdocs Parentco and Amdocs Holdco will use their commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.7 to allow the consummation of the transactions contemplated hereby.

5.7      Satisfaction of Conditions Precedent.

         During the term of this Agreement, Amdocs will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, and Amdocs will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated.

5.8      Indemnification.

         (a) Amdocs agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers (the "Indemnified Parties") of Architel and the Architel Subsidiaries as provided in its articles of incorporation or bylaws, or in any agreement between an Indemnified Party and Architel or any of the Architel Subsidiaries, a copy of which has been provided to Amdocs's counsel prior to the date of the execution of this Agreement (an "Indemnification Agreement"), in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time and Amdocs hereby assumes, effective upon consummation of the Arrangement, all such liability.

         (b) There shall be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Architel in the amounts and with the coverages that can be obtained with no material increase in premiums from the premiums in effect on the date of this Agreement (other than adjustments for the general rate of inflation); Amdocs may, however, substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous, provided that such substitution shall not result in any gaps or lapses in coverages with respect to matters occurring prior to the Effective Time to the extent currently available.

5.9      Listing.

         Amdocs will cause the Amdocs Ordinary Shares to be issued from time to time upon exchange of the Exchangeable Shares and the exercise of the Amdocs Options to be listed on the NYSE concurrently with the issuance of the Exchangeable Shares. Amdocs will cause the Exchangeable Shares to be listed on the TSE or other Canadian securities exchange approved by Amdocs and Architel, provided such Canadian securities exchange is a prescribed stock exchange under the regulations to the ITA, concurrently with the issuance of the Exchangeable Shares.

5.10     Pooling Letter.

         Amdocs shall use its commercially reasonable efforts to procure from Ernst & Young LLP ("E&Y") a letter of E&Y addressed to Amdocs, dated as of a date within two business days prior to the Closing Date, setting forth the concurrence of E&Y with the conclusion of Amdocs' management that the transaction contemplated by this Agreement will qualify as a pooling-of-interests transaction under APB 16 and applicable SEC rules and regulations if consummated in accordance with the terms of this Agreement and the documents ancillary hereto (the "E&Y Pooling Letter").

5.11     Pooling Accounting Treatment.

         Amdocs agrees not to take any action that would adversely affect the ability of Amdocs to treat the transactions contemplated by this Agreement as a pooling-of-interests transaction under APB 16 and applicable SEC rules and regulations.

5.12     Employment and Employee Benefits After the Closing.

         Amdocs hereby agrees that from and after the Closing, and for a period of at least 12 months thereafter, Amdocs will provide to the employees who immediately prior to the Closing were in the employ of Architel or any of the Architel Subsidiaries and who after the Closing become employees of Amdocs and remain Amdocs employees during such 12 month period (the "Transferred Employees"), benefits either (i) under Amdocs's employee benefit plans on substantially similar terms as Amdocs employees generally, or (ii) under the Architel Employee Plans substantially similar in the aggregate to those currently provided to the Transferred Employees under the Architel Employee Plans. Except as expressly contemplated by this Agreement, Amdocs will, with respect to Architel Options outstanding at the Effective Time, maintain the Architel Option Plans, as heretofore modified by any Architel Board of Directors' resolutions, as in effect on the date hereof.

5.13     Directors.

         Amdocs Holdco will elect Paul Damp and John McLennan as directors of Architel for the period following the Effective Time until October 1, 2002 and May 1, 2001, respectively, in such a manner that a Triggering Event or other similar acceleration provision under any of the Architel Option Plans does not occur.

5.14     Issuance of Amdocs Ordinary Shares

         Amdocs hereby agrees that all Amdocs Ordinary Shares issued (i) upon exchange of the Exchangeable Shares in accordance with their terms and (ii) upon exercise of Amdocs Options in accordance with their terms after the Effective Date, will, when issued, be validly issued, fully paid and non-assessable.

5.15     Certain Tax Filings.

         Amdocs Holdco and/or Amdocs Parentco will file Form 8832 with the U.S. Internal Revenue Service to be disregarded as an entity for U.S. federal income tax purposes and such election shall become effective prior to the Effective Time.

5.16     Combined Financial Results.

         If the Effective Time is after August 31, 1999, Amdocs will, with respect to the full calendar month next following the Effective Time, publicly release a report that includes the combined financial results of Architel and Amdocs with respect to such month, within 30 days of the end of such month.

6.       CLOSING MATTERS

6.1      The Closing.

         Subject to the termination of this Agreement as provided in Article 9 below, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Goodman Phillips & Vineberg, Suite 2400, 250 Yonge Street, Toronto, Ontario on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Architel and Amdocs. Concurrently with the Closing, the Plan of Arrangement will be filed with the Director under the CBCA in Ottawa, Canada.

6.2      Ancillary Documents/Reservation of Shares.

         (a) Provided all other conditions of this Agreement have been satisfied or waived, Architel shall, on the Closing Date, file Articles of Arrangement pursuant to Section 192 of the CBCA to give effect to the Plan of Arrangement, such Articles of Arrangement to contain share conditions for Exchangeable Shares substantially in the form of those contained in Exhibit A to the Plan of Arrangement.

         (b) Provided all other conditions of this Agreement have been satisfied or waived, on the Closing Date:

                  (i) Amdocs, Amdocs Parentco, Amdocs Holdco and Architel shall execute and deliver the Support Agreement; and

                  (ii) Amdocs, Amdocs Parentco, Amdocs Holdco and Architel and a Canadian trust company to be selected by Amdocs (the "Trustee") shall execute and deliver the Voting and Exchange Trust Agreement.

         (c) On or before the Closing Date, (i) the Directors of Amdocs shall have adopted a resolution designating the Amdocs Special Voting Share, and such resolution shall be in full force and effect, and (ii) Amdocs shall have reserved for issuance such number of Amdocs Ordinary Shares as shall be necessary to give effect to the exchanges and assumptions of options contemplated hereby.

6.3      Exchange of Options.

         Promptly after the Closing Date, Amdocs will notify in writing each holder of a Architel Option of the exchange of such Architel Option for an option to acquire Amdocs Ordinary Shares, the number of Amdocs Ordinary Shares that are then subject to such option, and the exercise price thereof, as determined pursuant to Section 1.1(h).

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHITEL

         The obligations of Architel hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by Architel, but only in a writing signed by Architel):

7.1      Accuracy of Representations and Warranties.

         The representations and warranties of Amdocs, Amdocs Parentco and Amdocs Holdco set forth in Article 3 (as qualified by the Amdocs Disclosure Letter) shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing except
(a) for the representations and warranties contained in Section 3.10(f) through
(k) which shall be true and correct as of the date hereof (b) for changes contemplated by this Agreement and (c) to the extent the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Amdocs, and Architel shall receive a certificate to such effect executed by the Chief Financial Officer of Amdocs Management Ltd.

7.2      Covenants.

         Amdocs, Amdocs Parentco and Amdocs Holdco shall have performed and complied in all material respects with all of their covenants required to be performed by it under this Agreement or the Plan of Arrangement on or before the Closing, and Architel shall receive a certificate to such effect signed by the Chief Financial Officer of Amdocs Management Ltd.

7.3      Absence of Material Adverse Change.

         There shall not have been any event or change since the date hereof that has a Material Adverse Effect on Amdocs.

7.4      Compliance with Law.

         There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement.

7.5      Government Consents.

         There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Arrangement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal, provincial and state securities laws and the compliance with, and expiration or termination of any applicable waiting period under, the HSR Act or the Investment Canada Act.

7.6      SEC Filings.

         The Form F-4 and the Shelf, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order, and there shall have been no cease trade order issued by a Canadian securities commission to cease trading any aspect of the Arrangement.

7.7      Opinion of Amdocs's Counsel.

         Architel shall have received from Reboul, MacMurray, Hewitt, Maynard & Kristol, Goodman Phillips & Vineberg and Carey Langlois, United States, Canadian and Guernsey counsel to Amdocs, respectively, opinions in customary form in connection with transactions such as the Arrangement that are reasonably satisfactory to Architel and its counsel.

7.8      Documents.

         Amdocs, Amdocs Parentco and Amdocs Holdco shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Amdocs, Amdocs Parentco and Amdocs Holdco and for Amdocs, Amdocs Parentco and Amdocs Holdco to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Amdocs.

7.9      Shareholder Approval.

         This Agreement and the Arrangement shall have been approved and adopted by Architel's shareholders in accordance with applicable law, Architel's articles of incorporation and bylaws, and the Interim Order.

7.10     No Legal Action.

         No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or U.S. federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

7.11     Court Approval.

         The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to Amdocs and Architel (such approvals not to be unreasonably withheld or delayed by Amdocs or Architel) and reflecting the terms hereof.

7.12     OSC, Etc.

         All necessary orders shall have been obtained from the OSC and other relevant Canadian securities regulatory authorities and stock exchanges in connection with the Arrangement. Amdocs and Architel shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties.

7.13     Tax Opinion.

         Architel shall have received (a) an opinion of either Fasken Campbell Godfrey, counsel to Architel, or Goodman Phillips & Vineberg, counsel to Amdocs, dated as of the Closing Date, in form and substance reasonably satisfactory to Architel, to the effect that the Arrangement will be generally treated for Canadian federal tax purposes as a reorganization of capital for those Architel Shareholders who hold their Architel Common Shares as capital property for purposes of the ITA and (b) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), special counsel to Architel, dated as of the Closing Date, in form and substance reasonably satisfactory to Architel, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, it is more likely than not that the Arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Skadden Arps and Fasken Campbell Godfrey or Goodman Phillips & Vineberg may rely upon representations and covenants, including those contained in certificates of officers of

Architel, Amdocs Holdco and Amdocs, which representations and covenants are in form and substance reasonably acceptable to Skadden, Arps.

7.14     Pooling Opinion.

         Architel shall have received from D&T and from Amdocs the D&T Pooling Letter and the E&Y Pooling Letter, respectively, in form and substance reasonably satisfactory to Architel.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF AMDOCS, AMDOCS PARENTCO AND AMDOCS HOLDCO

         The obligations of Amdocs, Amdocs Parentco and Amdocs Holdco hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by Amdocs, but only in a writing signed by Amdocs):

8.1      Accuracy of Representations and Warranties.

         The representations and warranties of Architel set forth in Section 2 (as qualified by the Architel Disclosure Letter) shall be true and accurate in all respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing except (a) for changes contemplated by this Agreement, and (b) to the extent the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Architel, and Amdocs shall receive a certificate to such effect executed by Architel's Chief Executive Officer or Chief Financial Officer.

8.2      Covenants.

         Architel shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement or the Plan of Arrangement on or before the Closing, and Amdocs, Amdocs Parentco and Amdocs Holdco shall receive a certificate to such effect signed by Architel's Chief Executive Officer or Chief Financial Officer.

8.3      Absence of Material Adverse Change.

         There shall not have been any event or change since the date hereof that has a Material Adverse Effect on Architel.

8.4      Compliance with Law.

         There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement.

8.5      Government Consents.

         There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Arrangement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the compliance with, and expiration or termination of any applicable waiting period under, the HSR Act.

8.6      SEC Filings.

         The Form F-4 and the Shelf, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop-order, and there shall have been no cease trade order issued by a Canadian securities commission to cease trading any aspect of the Arrangement.

8.7      Opinion of Architel's Counsel.

         Amdocs shall have received from Skadden, Arps, Slate, Meagher & Flom LLP and from Fasken Campbell Godfrey, United States and Canadian counsel to Architel, respectively, opinions in customary form in connection with transactions such as the Arrangement that are reasonably satisfactory to Amdocs and its counsel.

8.8      Documents.

         Architel shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Architel and for Architel to consummate the transactions contemplated hereby, except when the failure to receive such consents, or other certificates would not have a Material Adverse Effect on Architel.

8.9      Architel Approvals.

         The principal terms of this Agreement and the Arrangement shall have been approved and adopted by the Architel shareholders in accordance with applicable law and Architel's articles of incorporation and bylaws, and Architel shall not have received on or prior to the Effective Time notice from the holders of more than 5.00% of the Architel Common Shares of their intention to exercise their rights of dissent under Section 190 of the CBCA.

8.10     No Legal Action.

         No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any U.S. or Canadian federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

8.11     Pooling Opinion.

         Amdocs shall have received from Architel and from E&Y the D&T Pooling Letter and the E&Y Pooling Letter, respectively, in form and substance reasonably satisfactory to Amdocs.

8.12     Court Approval.

         The Court shall have issued its final order approving the Arrangement and such order shall: (a) be in form and substance satisfactory to Amdocs and Architel (such approvals not to be unreasonably withheld or delayed by Amdocs or Architel), (b) reflect the terms hereof and (c) not impose any material conditions or costs.

8.13     OSC, Etc.

         All necessary orders shall have been obtained from the OSC and other relevant Canadian securities regulatory authorities in connection with the Arrangement. Amdocs and Architel shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to
Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties (including that no material conditions or costs are imposed).

9.       TERMINATION OF AGREEMENT

9.1      Termination.

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Arrangement by the shareholders of
Architel:

         (a) by mutual agreement of Architel, Amdocs, Amdocs Parentco and Amdocs Holdco;

         (b) by Architel, if (i) there has been a breach by Amdocs of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Amdocs, or if any representation of Amdocs (other than Section 3.21) shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Amdocs and which Amdocs fails to cure within 15 business days after written notice thereof from Architel (except that no cure period shall be provided for a breach by Amdocs which by its nature cannot be cured) or (ii) there has been a breach by Amdocs of its representation in
                  Section 3.21, or if such representation shall have become untrue, and which Amdocs fails to cure within 15 business days (except that no cure period shall be provided for a breach by Amdocs which by its nature cannot be cured);

         (c) by Amdocs, if there has been a breach by Architel of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Architel, or if any representation of Architel shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Architel and which Architel fails to cure within 15 business days after written notice thereof from Amdocs (except that no cure period shall be provided for a breach by Architel which by its nature cannot be cured);

         (d) by Architel or Amdocs (provided that such party is not then in breach of this Agreement) if the shareholders of Architel do not approve the Arrangement at the Architel Shareholders Meeting (provided that Architel may not terminate this Agreement pursuant to this Section 9.1(d) if it has not complied with its obligations under Section 4.4);

         (e) by Architel or Amdocs, if all the conditions for Closing the Arrangement shall not have been satisfied or waived on or before 5:00 p.m., Toronto time on September 30, 1999 or such later date as may be agreed upon in writing by the parties hereto, other than as a result of a breach of this Agreement by the terminating party, or in the case of termination by Architel, a breach by any of the Principal Shareholders of Architel of the Architel Affiliate Agreements or Option Agreements referred to in Section 4.4, or, in the case of either party, a breach by any of its Affiliates of the Affiliate Agreements referred to in Section 4.5 or Section 5.4;

         (f) by Architel or Amdocs, if a permanent injunction or other order by any Guernsey, U.S. or Canadian federal, provincial or state court shall have been issued and shall have become final and nonappealable which would (i) make illegal or otherwise restrain or prohibit the consummation of the Arrangement, (ii) prohibit Amdocs's ownership or operation of all or any material portion of the business or assets of Architel or
                  (iii) compel Amdocs to dispose of or hold separate all or any material portion of the business or assets of Architel;

         (g) by Amdocs, if the Architel Board of Directors shall have changed or withdrawn any recommendation in favor of the Arrangement previously made by it, or shall have made any recommendation to the shareholders of Architel against the Arrangement or in support of an Acquisition Proposal (an "Acquisition Proposal Termination"); or

         (h) by Architel, if the Architel Board of Directors determines in good faith, based on the written opinion, or an oral opinion written into the minutes of a meeting of the Architel Board of Directors, of outside legal counsel, that it is required by its fiduciary duties to recommend to the Architel shareholders that they vote against the Arrangement and approve instead a Superior Proposal that is the subject of a firm written offer from a third party that is capable of consummating such Acquisition Proposal (a "Superior Proposal Termination").

9.2      Notice of Termination.

         Any termination of this Agreement under Section 9.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

9.3      Effect of Termination.

         In the case of any termination of this Agreement as provided in this
Article 9, this Agreement shall be of no further force and effect (except as provided in Section 9.4 and Article 11) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement dated as of January 29, 1999 (the "Confidentiality Agreement"), between Amdocs and Architel.

9.4      Termination Fees.

         (a)      If this Agreement is terminated (A) by Amdocs pursuant to
                  Section 9.1(c) as a result of a material breach by Architel of any representation, warranty, covenant or agreement set forth in this Agreement (other than a failure of the condition set forth in Section 8.3), (B) by Amdocs pursuant to an Acquisition Proposal Termination under Section 9.1(g), or (C) by Architel pursuant to a Superior Proposal Termination under
                  Section 9.1(h); then Amdocs shall deliver to Architel copies of invoices detailing the fees and expenses incurred by it with respect to this Agreement and the transactions contemplated hereby and Architel shall pay to Amdocs (by wire transfer or cashier's check) the aggregate amount of such reasonable fees and expenses ("Termination Expenses") within two business days of the delivery of such invoices to Architel. If this Agreement is terminated as described in the previous sentence and, within six months of the date of a termination described in the previous sentence, Architel enters into an agreement regarding a Superior Proposal, or a Superior Proposal in the form of a take-over bid or exchange offer has been publicly announced or Architel consummates a Superior Proposal, Architel shall, within two business days after the earlier of the entering into of such an agreement regarding a Superior Proposal, such public announcement or the consummation of any such Superior Proposal, as the case may be, pay to Amdocs the additional sum of $15.5 million (the "Termination Fee"). If (1) this Agreement is terminated by either party pursuant to Section 9.1(d) as a result of the failure of Architel's shareholders to approve the Arrangement,
                  (2) prior to the date of such Architel Shareholders Meeting, Architel shall have received a Superior Proposal or one is publicly announced, and (3) within six months of the date of such a termination Architel enters into an agreement regarding a Superior Proposal, or a Superior Proposal in the form of a take-over bid or exchange offer has been commenced or Architel consummates a Superior Proposal, Architel shall, immediately upon the consummation of such Superior Proposal or any other Superior Proposal (if consummated within 12 months of the event set forth in clause (3)) pay to Amdocs both the Termination Expenses and the Termination Fee. Amdocs shall not be entitled to receive any payment under this Section 9.4(a) if, at the time of delivery of the applicable notice of termination pursuant to Section 9.2, Amdocs shall have been in breach of this Agreement in a manner giving rise to Architel's right to terminate this Agreement pursuant to Section 9.1(b).

         (b) Architel's obligations to pay the termination fees set forth in Section 9.4 are in lieu of any damages or any other payment which Architel might otherwise be obligated to pay Amdocs as a result of any termination for which payment is due under
                  Section 9.4. Amdocs and Architel agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring a party to pay a termination fee as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by such party to other party. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

         (c)      If this Agreement is terminated by Architel pursuant to
                  Section 9.1(b) as a result of a material breach by Amdocs of any representation, warranty, covenant or agreement set forth in this Agreement (other than a failure of the condition set forth in Section 7.3), Architel shall deliver to Amdocs copies of invoices detailing the fees and expenses incurred by it with respect to this Agreement and the transactions contemplated hereby and Amdocs shall pay to Architel (by wire transfer or cashier's check) the aggregate amount of such reasonable fees and expenses within two business days of the delivery of such invoices to Amdocs.

         (d)      If Architel shall have terminated this Agreement pursuant to
                  Section 9.1(b)(ii) (relating to a breach of Amdocs' representation in Section 3.21), Amdocs shall pay to Architel cash in the amount of $3.5 million, plus reimbursement for the aggregate amount of such reasonable fees and expenses referred to in Section 9.4(c).

10.      SURVIVAL OF REPRESENTATIONS

         All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement and the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

11.      MISCELLANEOUS

11.1     Governing Law.

         The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except to the extent mandatorily governed by the laws of Ontario or Guernsey.

11.2     Assignment; Binding Upon Successors and Assigns.

         Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3     Severability.

         If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4     Counterparts.

         This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

11.5     Other Remedies.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

11.6     Amendment and Waivers.

         Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of Architel's shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Architel's shareholders without obtaining such further approval.

11.7     Expenses.

         Except as provided in Sections 9.4(a), (c) and (d), each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby. If the Arrangement is consummated, Amdocs will pay the reasonable accounting fees and expenses, investment banking fees and expenses not to exceed the amounts specified in the Architel Disclosure Letter, and reasonable attorneys' fees and expenses incurred by Architel in connection with the Arrangement.

11.8     Attorneys' Fees.

         Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9     Notices.

         All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Architel to:

                  Architel Systems Corporation
                  190 Attwell Drive
                  Suite 300
                  Toronto, Ontario, Canada
                  M9W 6H8
                  Attention:  Anthony P. van Marken
                  Facsimile:  (416) 674-4025

with a copy to:

                  Fasken Campbell Godfrey
                  Toronto Dominion Centre
                  Toronto Dominion Bank Tower
                  Suite 3600
                  Toronto, Ontario
                  M5K 1N6
                  Attention:  Cathy Singer
                  Facsimile:  (416) 364-7813

and to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Suite 1820 North Tower
                  Royal Bank Plaza
                  Toronto, Ontario
                  M5J 2J4
                  Attention:  Christopher W. Morgan
                  Facsimile:  (416) 77704747

If to Amdocs, Amdocs Parentco or Amdocs Holdco to:

                  c/o Amdocs (UK) Limited
                  Grand Buildings
                  1-3 Strand
                  London WCZN 5EJ
                  United Kingdom
                  Facsimile:  44-171-930-2321

with a copy to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  U.S.A.
                  Attention: Robert A. Schwed
                  Facsimile: (212) 841-5725

         All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the tenth business day following such mailing.

11.10    Construction of Agreement.

         This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

11.11    No Joint Venture.

         Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

11.12    Further Assurances.

         Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

11.13    Absence of Third Party Beneficiary Rights.

         No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder or partner of any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement. Anything contained herein to the contrary notwithstanding, (a) the holders of Architel Options are intended beneficiaries of Section 1.4; and (b) the officers and directors of Architel are intended beneficiaries of Section 5.11.

11.14    Public Announcement.

         Upon execution of this Agreement, Amdocs and Architel promptly will issue a joint press release approved by both parties announcing the Arrangement. Thereafter, Amdocs or Architel may issue such press releases, and make such other disclosures regarding the Arrangement, as it determines (after consultation with legal counsel) are required under applicable securities laws or by the NASD, the NYSE or the TSE rules, subject to the prior review of the other party hereto, provided that to the extent reasonably practicable each party making any such disclosure will provide advance notice to the other of the form and content of any such disclosure and opportunity to comment promptly thereon, and shall in any case promptly deliver to the other party a copy of such disclosure in the form released.

11.15    Entire Agreement.

         This Agreement and the exhibits hereto and the Amdocs Option Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Combination Agreement as of the date first above written.

                                                ARCHITEL SYSTEMS CORPORATION

                                                By: /s/ Roy Trivett
                                                    ----------------------------
                                                    Name: Roy Trivett
                                                    Title: Director

                                                AMDOCS LIMITED

                                                By: /s/ Mario Segel
                                                    ----------------------------
                                                    Name: Mario Segel
                                                    Title: ASO

                                                AMDOCS (DENMARK) ApS.

                                                By: /s/ Thomas O'Brien
                                                    ----------------------------
                                                    Name: Thomas O'Brien
                                                    Title: Director

                                                3026191 NOVA SCOTIA ULC

                                                By: /s/ Thomas O'Brien
                                                    ----------------------------
                                                    Name: Thomas O'Brien
                                                    Title: Director